Exhibit 10.9

THE AMETEK RETIREMENT AND SAVINGS PLAN
_____________________

Amended and Restated as of January 1, 2025

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TABLE OF CONTENTS

Article 1. Purpose		1
1.01	History of Plan.	1
1.02	Purpose.	1
1.03	Effective Date.	1

Article 2. Definitions and Construction		3
2.01	Definitions.	3
2.02	Construction.	15

Article 3. Eligibility and Participation		17
3.01	Eligibility.	17
3.02	Participation.	17
3.03	Cessation of Active Participation.	17
3.04	Reemployment of Former Employees and Former Participants.	18

Article 4. Contributions By Employees		19
4.01	Pre-Tax Contributions and Roth Contributions.	19
4.02	After-Tax Contributions.	21
4.03	Catch-Up Contributions.	22
4.04	Limitation on Contributions.	23
4.05	Rollover Contributions.	23
4.06	Changes and Suspensions.	25
4.07	Credit to Accounts.	26

Article 5. Employer Contributions		27
5.01	Matching Contributions.	27
5.02	Nonelective Contributions.	27
5.03	Retirement Contributions.	29
5.04	Retirement Incentive Contributions.	29
5.05	Discretionary Contributions.	29
5.06	Profit-Sharing Contributions.	30
5.07	Credit to Accounts.	30

Article 6. Limitations on Contributions and Allocations to Accounts		31
6.01	Limits on Employee Contributions.	31
6.02	Limits on Annual Additions.	31
6.03	Nondiscrimination Tests.	33

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Article 7. Allocation to Accounts		36
7.01	Accounts.	36
7.02	Account Allocations.	36
7.03	Statement of Accounts.	38
7.04	Allocations Do Not Create Rights.	38

Article 8. Investment Elections		39
8.01	Investment Funds.	39
8.02	Investment Direction.	41
8.03	Change in Investment Direction.	41
8.04	Voting of Company Stock.	42
8.05	Tender and Exchange Offers.	42
8.06	Insurance Contract.	43
8.07	Additional Rules.	44

Article 9. Vesting		45
9.01	Immediate Vesting.	45
9.02	Delayed Vesting.	45
9.03	Vesting Upon Certain Events.	45
9.04	Forfeitures.	46

Article 10. Withdrawals During Employment		48
10.01	Limited In-Service Withdrawals.	48
10.02	Hardship Withdrawals.	48

Article 11. Loans		51
11.01	In General.	51
11.02	Eligibility for Loans.	51
11.03	Application for Loans.	51
11.04	Treatment of Loans and Loan Repayments.	51
11.05	Terms and Conditions of Loans.	52
11.06	Rollover Loans.	54

Article 12. Distribution of Accounts		55
12.01	Distribution Events.	55
12.02	Forms of Distribution.	55

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12.03	Timing of Distributions.	56
12.04	Beneficiaries.	65
12.05	Proof of Death and Right of Beneficiary or Other Person.	66
12.06	Distributions to Minors and Incompetents.	67
12.07	Missing Payees.	67
12.08	Recovery of Overpayment.	67

Article 13. Direct Rollovers		68
13.01	Direct Rollover.	68
13.02	Eligible Rollover Distribution.	68
13.03	Eligible Retirement Plan.	68
13.04	Distributee.	69
13.05	Direct Rollover.	69
13.06	In-Plan Roth Conversion.	69

Article 14. Administration		71
14.01	Committee - Authority.	71
14.02	Membership and Procedures of Committee.	71
14.03	Committee Powers.	71
14.04	Designation of Additional Fiduciaries.	72
14.05	Allocation of Duties.	72
14.06	Employment of Agents.	73
14.07	Expenses.	73
14.08	Liability for Contributions.	73
14.09	Participation of Committee Members and Other Fiduciaries.	73
14.10	Books and Records.	73
14.11	Indemnification.	73

Article 15. Claims Procedure		75
15.01	Claim.	75
15.02	Denial of Claim.	75
15.03	Review of Claim.	75
15.04	Final Decision.	75
15.05	Litigation.	76
15.06	Class Action Forum Selection.	78

Article 16. Management of Funds		79
16.01	Trust Agreement.	79
16.02	Designation of Trustee.	79
16.03	Exclusive Benefit Rule.	79
16.04	Appointing Investment Managers.	79

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16.05	No Guarantee.	79

Article 17. Assignments or Liens		80
17.01	No Alienation.	80
17.02	No Liability for Obligation.	80
17.03	Qualified Domestic Relations Orders.	80
17.04	Distributions Under Qualified Domestic Relations Orders.	80

Article 18. Amendment, Merger or Termination		82
18.01	Amendment of Plan.	82
18.02	Termination of Plan.	82
18.03	Vesting and Distribution of Assets on Plan Termination or Complete Discontinuance of Contributions.	83
18.04	Merger or Consolidation.	83

Article 19. Top-Heavy Provisions
19.01	Priority Over Other Plan Provisions.	85
19.02	Definitions Used in this Article.	85
19.03	Minimum Allocation.	87
19.04	Coordination with Defined Benefit Plan.	88
19.05	Top-Heavy Vesting Requirement.	88

Article 20. Special Rules for Military Service		89
20.01	In General.	89
20.02	Reemployment Following a Period of Qualified Military Service.	89
20.03	Service Credit.	90
20.04	Loan Repayments.	90
20.05	Survivor Benefits.	90
20.06	Treatment of Differential Wage Payments.	90
20.07	Termination of Employment.	91
20.08	Qualified Reservist Distribution.	91

Article 21. Miscellaneous		92
21.01	Not a Contract of Employment.	92
21.02	Electronic Transmission of Notices and Elections.	92
21.03	Data and Consents.	92
21.04	Participant Obligation and Duty to Notify Plan Fiduciaries of Errors or Omissions.	92
21.05	Duties and Responsibilities of Participants, Beneficiaries, and Alternate Payees.	93
21.06	Slayers.	93

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21.07	Simultaneous Death of Participant and Beneficiary.	94
21.08	Facility of Payment.	94
21.09	Governing Law.	94
21.10	Severability.	94
21.11	Headings.	94

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Article 1.    PURPOSE
1.01History of Plan.
The AMETEK Retirement and Savings Plan (the “Plan”) was originally adopted, effective October 1, 1984, by AMETEK, Inc. (the “Company”) with the approval of its Board of Directors.
The Plan was amended and restated, effective January 1, 2012, to reflect amendments adopted since the restatement dated January 1, 2002, the merger of the AMETEK 401(k) Plan for Acquired Businesses into the Plan on January 1, 2008, and additional clarifications and amendments intended to improve administration of the Plan.
The Plan was amended and restated, effective April 1, 2014, to provide for Roth and after-tax contributions, to accept direct rollovers of Roth and after-tax contributions, and to adopt additional clarifications and amendments intended to improve administration of the Plan.
The Plan was amended and restated, effective January 1, 2017, September 4, 2018, and January 1, 2023, to reflect additional clarifications and amendments. The Plan was amended and restated, generally effective January 1, 2025 to modify the provisions regarding matching and nonelective contributions thereunder and to make certain other changes.
The Plan is amended and restated, effective January 1, 2025 (except as otherwise provided) to incorporate prior amendments, reflect Section 603 of the SECURE Act 2.0 if 2022, reflect certain provisions applicable to the merger of the Rauland-Borg Corporation Profit Sharing & Retirement Savings Plan, reflect the automatically revocation of a spousal beneficiary designation upon the subsequent divorce of the Participant from the Spouse, and make other necessary and conforming changes to the Plan. The prior amendment and restatement of the Plan, effective January 1, 2025, is hereby superseded.
1.02Purpose.
The Plan is intended to qualify as a profit sharing plan with a cash or deferred arrangement under sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”). Although the Plan is intended to qualify as a profit sharing plan, employer contributions to the Plan may be made without regard to profits.
1.03Effective Date.
Except as specifically provided:
(a)The Plan as amended and restated in this document will apply only to eligible persons who are employees of an Employer Unit on or after January 1, 2025; and
(b)The rights and benefits of Participants whose employment ended before January 1, 2025, will be determined under the applicable instruments in effect

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when their employment ended, or as otherwise specifically provided in those instruments.

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Article 2.    DEFINITIONS AND CONSTRUCTION
2.01Definitions.
For the purpose of the Plan, the following terms will have the meanings set forth below, unless the context clearly indicates otherwise.
(a)Account or Accounts. “Account” or “Accounts” for any Participant means any account or accounts established pursuant to Section 7.01. As used in the Plan, the terms “Account” or “Accounts” will mean any relevant one of the Accounts or all Accounts as the context requires.
(b)Adoption Agreement. “Adoption Agreement” means the agreement by which the Plan is adopted with regard to certain Eligible Employees at a Covered Location of an Employer Unit and sets forth certain specifications applicable under the Plan with respect to such Eligible Employees. An Adoption Agreement will be effective as of the Effective Date stated in Paragraph A of the Adoption Agreement.
(c)Affiliate. “Affiliate” means any company that is:
(1)a member of a controlled group of corporations as defined in section 414(b) of the Code (determined under section 1563(a) of the Code without regard to sections 1563(a)(4) and (e)(3)(C) of the Code) with the Company;
(2)any trade or business under common control (as defined in section 414(c) of the Code) with the Company;
(3)any member of an affiliated service group (as defined in section 414(m) of the Code) that includes the Company; or
(4)any other entity required to be aggregated with the Company pursuant to regulations under section 414(o) of the Code.
Notwithstanding the foregoing, for purposes of Section 6.02, the definitions in     sections 414(b) and (c) of the Code will be modified by substituting the phrase “more than 50 percent” for the phrase “at least 80 percent” each place it appears in section 1563(a)(1) of the Code.
(d)After-Tax Contributions. “After-Tax Contributions” means the contributions made to the Plan by an Eligible Employee pursuant to a Participant election under Section 4.02.
(e)After-Tax Contribution Account. “After-Tax Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that is derived from After-Tax Contributions.
(f)Alternate Payee. “Alternate Payee” means any Spouse, former Spouse, child or other dependent of a Participant who is recognized by a Qualified Domestic

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Relations Order as having a right to receive all, or a portion, of the benefits payable under the Plan with respect to a Participant.
(g)Base Group. “Base Group” means for any calendar year, each Participant described in Section 3.02:
(1)other than a Participant who is a non-Highly Compensated Employee and has either not attained age twenty-one (21) or has completed less than a Year of Service before the last day of the Plan Year;
(2)who is employed by an Employer Unit as an Eligible Employee at any time during that year; and
(3)who is not in the Test Group.
(h)Beneficiary. “Beneficiary” means any individual or legal entity who or that becomes eligible to receive benefits payable under the Plan in the event of a Participant’s death, as provided in Section 12.04.
(i)Board of Directors. “Board of Directors” means the Board of Directors of the Company, as it may be constituted from time to time, and any committee, officer, or other individual to which or to whom the Board of Directors will have delegated any of its responsibilities under the Plan.
(j)Catch-Up Contributions. “Catch-Up Contribution” means a Pre-Tax Contribution or Roth Contribution that meets the requirements of Section 4.03.
(k)Catch-Up Contribution Account. “Catch-Up Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that is derived from Catch-Up Contributions.
(l)Code. “Code” means the Internal Revenue Code of 1986, as amended.
(m)Committee. “Committee” means the Committee appointed and serving pursuant to Article 14.
(n)Company. “Company” means AMETEK, Inc., a Delaware corporation, or any successor that assumes its obligations under the Plan.
(o)Company Stock. “Company Stock” means common stock of the Company.
(p)Company Stock Fund. “Company Stock Fund” means the Investment Fund established pursuant to Section 8.01(b).
(q)Compensation. “Compensation” means (1) wages as defined in section 3401(a) of the Code and all other payments of compensation to an Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under sections 6041(d), 6051(a)(3), and 6052 of the Code, (2) amounts deferred at the election of the Employee that would be included in wages if not deferred pursuant to the

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rules of section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) of the Code, and (3) any amounts deducted from an Employee’s earnings on a pre-tax basis for group health care coverage because the Employer does not request or collect information regarding the Employee’s other health care coverage as part of the enrollment process for the health plan, to the extent that the sum of these amounts is less than the applicable limitation under section 401(a)(17) of the Code. Compensation is determined without regard to any rules under section 3401(a) that would otherwise limit the remuneration included in wages based on the nature or location of the employment or the services performed. Compensation includes only amounts actually paid to the Employee during the period he or she was a Participant in the Plan during a Plan Year or would have been payable during such period but for the Employee’s election to defer amounts in accordance with section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b) of the Code; provided that Compensation will include regular pay (within the meaning of Treas. Reg. §1.415(c)-2(e)(3)(i)) that is paid by the later of two and one-half months after the Participant terminates employment with an Employer or Affiliate or the end of the Plan Year. Compensation does not include the following:
(1)sign-on bonuses (and for purposes of Catch-Up Contributions only, any performance or nonperformance based bonus payments);
(2)reimbursements or other expense allowances;
(3)cash or noncash fringe benefits (other than elective deferrals as described above), including tuition, housing, dependent education, and car allowance;
(4)moving expenses;
(5)deferred compensation (other than elective deferrals as described above), including amounts attributable to the grant, exercise, vesting, or payment of stock options, restricted stock, and other stock-based rights;
(6)amounts credited or paid under any employee welfare benefit plan (other than the elective deferrals described above);
(7)severance benefits (paid in any form); and
(8)imputed income with respect to split-dollar life insurance.
To the extent required by section 414(u)(12) of the Code and guidance issued thereunder, an individual receiving differential wage payments (within the meaning of section 3401(h)(2) of the Code) from the Employer will be treated as an employee and the differential wage payments will be treated as Compensation.

With respect to each Plan Year beginning on or after January 1, 2026, the annual Compensation of each Employee taken into account under the Plan a Plan Year will not exceed $360,000, as adjusted by the Commissioner of the Internal

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Revenue Service for increases in the cost-of-living in accordance with section 401(a)(17) of the Code. With respect to each Plan Year beginning prior to January 1, 2026, the annual Compensation of each Employee taken into account under the Plan will not exceed only the first $350,000, as adjusted by the Commissioner of the Internal Revenue Service for increases in the cost of living in accordance with section 401(a)(17)(B) of the Code, of such Employee’s Compensation.

(r)Contribution Ratio. “Contribution Ratio” means for any calendar year the ratio of the Participant’s After-Tax Contributions (including Pre-Tax or Roth Contributions that are recharacterized as After-Tax Contributions in accordance with Section 6.03(a)) for that year (not including any make-up contributions pursuant to section 414(u)(2) of the Code) to the Participant’s Compensation for that year. For this purpose, “compensation” means compensation as defined in section 414(s) of the Code and Treas. Reg. §1.414(s)-1.
(s)Covered Location. “Covered Location” means a facility, plant, location, or other group of an Employer Unit designated as such in Paragraph C of an Adoption Agreement or Exit Agreement, or any successor to such facility, plant, location, or other group of an Employer Unit. An Employee will be considered employed at a Covered Location for which he or she performs the majority of his or her services or at the location that is responsible for the Employee, as determined by the Plan Administrator.
(t)Deferral Ratio. “Deferral Ratio” means for any calendar year the ratio of a Participant’s Pre-Tax Contributions and Roth Contributions for that year (not including any Catch-Up Contributions or make-up contributions pursuant to section 414(u)(2) of the Code) to the Participant’s Compensation for that year. For this purpose, “compensation” means compensation as defined in section 414(s) of the Code and Treas. Reg. §1.414(s)-1.
(u)Disabled. “Disabled” means (1) if the Participant participated in a defined benefit pension plan maintained by the Employer or the Affiliate immediately before becoming disabled, the meaning of this term under the defined benefit pension plan; or (2) if the Participant does not participate in such a defined benefit pension plan immediately before becoming disabled, a Participant will be considered “Disabled” if he or she is receiving disability benefits from Social Security for a disability that occurs while he or she is employed by the Employer or an Affiliate.
(v)Discretionary Contributions. “Discretionary Contributions” means the contributions made to the Plan by an Employer on behalf of a Participant pursuant to Section 5.05.
(w)Discretionary Contribution Account. “Discretionary Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that are derived from Discretionary Contributions.
(x)Effective Date. “Effective Date” means January 1, 2025.

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(y)Eligibility Computation Period. For purposes of eligibility determinations for LTPT Employees, (i) the initial Eligibility Computation Period shall be the consecutive 12-month period measured from the date on which the Eligible Employee first performs an Hour of Service (the “Employment Commencement Date”), and (ii) subsequent Eligibility Computation Periods shall be each Plan Year that includes an anniversary of the employee’s Employment Commencement Date.
(z)Eligible Employee. “Eligible Employee” means an individual who is (1) an Employee, (2) a member of a group that has been designated as included in the definition of “Eligible Employee” in Paragraph D of an Adoption Agreement, and (3) not a member of a group that has been designated as “Ineligible Employees” in Paragraph D of an Exit Agreement; provided that Eligible Employee will not include the following, unless Paragraph D of the applicable Adoption Agreement expressly provides to the contrary:
(1)a Leased Employee, unless required to be included as an Eligible Employee in order to meet the applicable requirements of section 414(n)(3) of the Code;
(2)an individual who is classified by the Employer or an Affiliate as a temporary employee or seasonal employee in accordance with the Employer’s or Affiliates regular employment practices and policies and, in each case, is not a LTPT Employee;
(3)a student who is employed by the Employer or an Affiliate while attending school or during the student’s breaks from school or any other individual who is classified as an "intern" in accordance with the Employer's or Affiliate's regular employment practices and policies and, in each case, is not a LTPT Employee;
(4)an individual who is treated or classified by the Employer as a director, independent contractor or otherwise is not classified by the Employer as a “common law employee” of the Employer, even if he or she is later determined to be a “common law employee” of the Employer by reason of Revenue Ruling 87-41 or any successor thereto. If an individual who is excluded pursuant to this paragraph (4) later becomes classified as a common law employee of the Employer or an Affiliate for any reason, that individual will be deemed to be an Eligible Employee as of the later of (i) the date on which he or she is reclassified as a common law employee or (ii) the effective date as of which he or she is reclassified as a common law employee.
(5)an individual whose basic compensation for services on behalf of an Employer or Affiliate is not paid directly by an Employer or Affiliate;
(6)an individual employed under a contract or other agreement that provides that the individual is not eligible to participate in the Plan; or

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(7)an individual employed by an Employer who is a nonresident alien and received no earned income (within the meaning of section 911(d)(2) of the Code) from the Employer that constitutes income from sources within the United States (within the meaning of section 861(a)(3) of the Code).
An individual will be a member of a group that has been designated as included in the definition of “Eligible Employee” in Paragraph D of an Adoption Agreement as of the date his or her Employer Unit treats him or her as a member of such a group if, within 60 days after such treatment begins, the Company adopts or amends an Adoption Agreement that designates him or her as included in the definition of “Eligible Employee” in Paragraph D.

(aa)Eligible Nonunion Employee. “Eligible Nonunion Employee” means an Eligible Employee who is a Nonunion Employee.
(ab)Eligible Union Employee. “Eligible Union Employee” means an Eligible                                                      Employee who is Union Employee.
(ac)Employee. “Employee” means any person who is employed by the Employer or an Affiliate as a common law employee, and shall also include any Leased Employee.
(ad)Employer. “Employer” means the Company and any Employer Unit.
(ae)Employer Contribution. “Employer Contribution” means Matching Contributions, Nonelective Contributions, Retirement Contributions, Retirement Incentive Contributions, Discretionary Contributions, or Profit-Sharing Contributions.
(af)Employer Unit. “Employer Unit” means the Company or any Affiliate or any division or other group of the Company or an Affiliate that adopts the Plan as indicated in Paragraph B of an Adoption Agreement or Exit Agreement, or any successor to the Company or any such Affiliate, division, or other group of the Company or an Affiliate.
(ag)Exit Agreement. “Exit Agreement” means the agreement by which certain Employees at a Covered Location of an Employer Unit cease to participate in the Plan and that sets forth certain specifications applicable under the Plan with respect to such Employees. An Exit Agreement will be effective as of the Effective Date stated in Paragraph A of the Exit Agreement.
(ah)Highly Compensated Employee. “Highly Compensated Employee” means, for any Plan Year (the “determination year”), an Employee who:
(1)during the Plan Year or the preceding Plan Year (the “look-back year”) was a Five Percent Owner (within the meaning of Section 19.02(d)), or
(2)for the preceding Plan Year had compensation within the meaning of section 415(c)(3) of the Code (i.e., compensation within the meaning of Section 6.02(c)(2)) in excess of $160,000 (or such other amount as may

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be prescribed from time-to-time by the Secretary of the Treasury pursuant to section 414(q)(1)(B)(i) of the Code).
This definition is intended to implement the definition of highly compensated employee in section 414(q) of the Code, and will be applied in a manner that is consistent with that section and with any relevant regulations or other guidance issued thereunder, including any regulations or other guidance adjusting the $160,000 amount. The Company and all Affiliates shall be aggregated for purposes of determining Highly Compensated Employees, and the “top-paid group election” described in section 414(q)(1)(B)(ii) of the Code shall not apply.

(ai)Hour of Service. “Hour of Service” means each of the following, without duplication:
(1)each hour for which an Employee is paid or entitled to payment for the performance of duties for an Employer or an Affiliate;
(2)each hour for which an Employee is paid or entitled to payment by an Employer or Affiliate although no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, layoff, jury duty, military duty, or leave of absence;
(3)each hour for which back pay is awarded or agreed to by an Employer or Affiliate, irrespective of mitigation of damages; and
(4)each hour of military leave, in accordance with Section 20.03, or family and medical leave that is required by Federal law to be credited.
For purposes of eligibility determinations for LTPT Employees only: (i) no more than 501 Hours of Service will be credited on account of any single continuous period that the Employee performs no duties under subsection (2) above (whether or not such period occurs in a single computation period); and (ii) Hours of Service will not be credited for a payment that solely reimburses the Employee for medically related expenses, or that is made or due under a plan maintained solely for the purpose of complying with applicable workers’ compensation, unemployment compensation or disability insurance laws.

(aj)In-Plan Roth Conversion. “In-Plan Roth Conversion” means the transfer of amounts from an Account of the Participant to an In-Plan Roth Conversion Account.
(ak)In-Plan Roth Conversion Account. “In-Plan Roth Conversion Account” means the record of assets held by the Trustee for a Participant or Spouse Beneficiary under the Plan that are derived from In-Plan Roth Conversions.
(al)Insurance Contract. “Insurance Contract” means an insurance policy, including, but not limited to, universal life insurance policies issued by a licensed insurance carrier, issued to the Trustee for the benefit of a Participant.

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(am)Investment Fund. “Investment Fund” means the one or more investment funds provided pursuant to Section 8.01.
(an)Leased Employee. “Leased Employee” means any person who, pursuant to an agreement between the Employer or an Affiliate and any other person (“leasing organization”), performed services for the Employer or Affiliate or any related persons determined in accordance with section 414(n)(6) of the Code on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction of or control by the Employer or Affiliate. In the case of any person who is a Leased Employee before or after a period of Service as an Employee, the entire period during which he or she performed services as a Leased Employee will be counted as service as an Employee for all purposes of the Plan, except that he or she will not, by reason of that status, become a Participant of the Plan. However, the period during which such individual performed services as a Leased Employee will not be counted as service as an Employee if, while a Leased Employee, (1) the individual is covered by a plan maintained by his or her leasing organization that meets the requirements of section 414(n)(5)(B) of the Code and (3) Leased Employees do not constitute more than twenty percent (20%) of the nonhighly compensated workforce of the Employer. A Participant will not be deemed to have terminated employment for purposes of the Plan if he or she becomes a Leased Employee.
(ao)Loan Fund. “Loan Fund” means the Investment Fund described in Section 8.01(a).
(ap)LTPT Employee. “LTPT Employee” or “Long-Term Part-Time Employee” means an Employee classified by the Employer or an Affiliate, in accordance with the Employer's or Affiliate's regular employment practices and policies, as a temporary employee, seasonal employee, intern, or student, and who meets one of the following requirements:
(1)He or she has completed at least 1,000 Hours of Service within one Eligibility Computation Period. Such LTPT Employee shall be considered an Eligible Employee as soon as administratively practicable after completing 1,000 Hours of Service within one Eligibility Computation Period.
(2)Prior to January 1, 2025, he or she has completed at least 500 Hours of Service in each of three consecutive Eligibility Computation Periods, disregarding Eligibility Computation Periods beginning prior to January 1, 2021. Such LTPT Employee shall be considered an Eligible Employee as soon as administratively practicable after completing 500 Hours of Service in the third consecutive Eligibility Computation Period.
(3)On and after January 1, 2025, he or she has completed at least 500 Hours of Service in each of two consecutive Eligibility Computation Periods, disregarding Eligibility Computation Periods beginning prior to January 1, 2021. Such LTPT Employee shall be considered an Eligible Employee as soon as administratively practicable after completing 500

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Hours of Service in the second consecutive Eligibility Computation Period or, if later, as of January 1, 2025.
(aq)Matching Contributions. “Matching Contributions” means the contributions made to the Plan by an Employer on behalf of a Participant pursuant to Section 5.01.
(ar)Matching Contribution Account. “Matching Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that are derived from Matching Contributions other than Safe Harbor Matching Contributions.
(as)Merged Plan Contributions. “Merged Plan Contributions” means the amounts that (1) are subject to a vesting schedule, distribution right, or other special right or feature identified in the Adoption Agreement that is not otherwise available under the Plan and (2) are transferred to the Plan on behalf of a Participant from a plan that is merged into the Plan pursuant to Section 18.04.
(at)Merged Plan Contribution Account. “Merged Plan Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that are derived from Merged Plan Contributions.
(au)Minimum Age. “Minimum Age” means, effective January 1, 2023:
(1)In the case of a Participant born prior to July 1, 1949, age 70½;
(2)In the case of a Participant born on or after July 1, 1949, but prior to January 1, 1951, age 72; and
(3)In the case of a Participant born on or after January 1, 1951, the “applicable age” within the meaning of section 401(a)(9)(C)(v) of the Code.
(av)Nonelective Contributions. “Nonelective Contributions” means the contributions made to the Plan by an Employer on behalf of a Participant pursuant to Section 5.02.
(aw)Nonunion Component. The portion of the Plan benefiting Nonunion Participants, as determined under Treas. Reg. §1.410(b)-7(c)(4)(i)(A) or any successor thereto.
(ax)Nonunion Participant. Any Participant other than a Union Participant.
(ay)Normal Retirement Age. “Normal Retirement Age” means the later of (i) age 65 or (ii) the fifth anniversary of the Participant’s commencement of participation in the Plan.
(az)Participant. “Participant” means any Eligible Employee who satisfies the requirements set forth in Article 3. In the event of the death or incompetency of a

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Participant, the term will mean the Participant’s personal representative or guardian.
(ba)Period of Severance. “Period of Severance” means for any Employee, the period beginning on the Employee’s Severance from Service Date and ending on the date the Employee next completes an Hour of Service.
(bb)Plan. “Plan” means The AMETEK Retirement and Savings Plan as it may be amended from time to time.
(bc)Plan Administrator. “Plan Administrator” means the person, group of persons, firm, or corporation serving as plan administrator pursuant to Section 14.01.
(bd)Plan Year. “Plan Year” means the 12-month period beginning on each January 1 and ending the following December 31.
(be)Predecessor Employer. “Predecessor Employer” means a prior employer of an eligible Employee designated as such in Paragraph H of an Adoption Agreement.
(bf)Pre-Tax Contributions. “Pre-Tax Contributions” means the contributions made to the Plan by an Employer pursuant to a Participant election under Section 4.01.
(bg)Pre-Tax Contribution Account. “Pre-Tax Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that is derived from Pre-Tax Contributions.
(bh)Profit-Sharing Contributions. “Profit-Sharing Contributions” means the contributions made to the Plan by an Employer on behalf of a Participant pursuant to Section 5.06.
(bi)Profit-Sharing Contribution Account. “Profit-Sharing Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that are derived from Profit-Sharing Contributions.
(bj)Qualified Domestic Relations Order. “Qualified Domestic Relations Order” or “Order” means a domestic relations order (as defined in section 414(p) of the Code) that (1) creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to a Participant under the Plan and (2) meets the requirements of section 206(d)(3) of ERISA and section 414(p) of the Code, as determined by the Plan Administrator.
(bk)Retirement Contributions. “Retirement Contributions” means the contributions made to the Plan by an Employer on behalf of a Participant pursuant to Section 5.03.
(bl)Retirement Contribution Account. “Retirement Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that is derived from Retirement Contributions and/or Nonelective Contributions.

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(bm)Retirement Incentive Contributions. “Retirement Incentive Contributions” means the contributions made to the Plan by an Employer on behalf of a Participant pursuant to Section 5.04.
(bn)Retirement Incentive Contribution Account. “Retirement Incentive Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that is derived from Retirement Incentive Contributions.
(bo)Rollover Contributions. “Rollover Contributions” means the elective contributions made to the Plan by a Participant under Section 4.05.
(bp)Rollover Contribution Account. “Rollover Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that is derived from Rollover Contributions. The Rollover Contribution Account includes the subaccounts specified in Section 7.02(f).
(bq)Roth Contributions. “Roth Contributions” means the portion of a Participant’s Pre-Tax Contributions designated irrevocably as Roth Contributions pursuant to a Participant election under Section 4.01(a)(3).
(br)Roth Contribution Account. “Roth Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that is derived from Roth Contributions.
(bs)Safe Harbor Matching Contributions. “Safe Harbor Matching Contributions” means Matching Contributions made on or after January 1, 2025, pursuant to Section 5.01(a).
(bt)Safe Harbor Matching Contribution Account. “Safe Harbor Matching Contribution Account” means the record of assets held by the Trustee for a Participant or Beneficiary under the Plan that are derived from Safe Harbor Matching Contributions.
(bu)Service. “Service” means, with respect to any Employee, his or her periods of employment with an Employer or Affiliate that are counted as “Service” in accordance with the following rules:
(1)Each Employee will be credited with Service under the Plan for the period or periods during which such Employee maintains an employment relationship with an Employer or Affiliate. An Employee’s employment relationship begins on the date the Employee first renders one Hour of Service and ends on his or her Severance from Service Date.
(2)Notwithstanding anything to the contrary in paragraph (1) or subsection (vvv), if an Employee is continuously absent from employment with an Employer or Affiliate for more than one year for a reason described in subsection (vvv)(2)(A), the period between the first and second anniversaries of the Employee's first date of absence will not be treated as Service.

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(3)Service also will include a Period of Severance between an Employee’s Severance from Service Date and the first anniversary of the date on which the Employee was first absent, if the Employee completes an Hour of Service on or before such first anniversary date.
(4)Service credit for a period of “qualified military service” will be determined in accordance with Section 20.03.
(5)Notwithstanding the foregoing, Participants who were employees of Precision Engineered Products Holdings, Inc. (“Paragon”) on December 7, 2023 shall receive credit for eligibility and vesting purposes for service performed for Matthew Warren Inc. DBA MW Industries Inc. to the extent such predecessor service was credited prior under the terms of the MW Life Sciences Retirement Plan as of its February 13, 2025 merger with and into the Plan.
(bv)Severance from Service Date. “Severance from Service Date” means the earliest of:
(1)the date an Employee quits, is discharged, retires, or dies (but not including the date a Participant becomes a Leased Employee); or
(2)the later of:
(A)the second anniversary of the date the Employee is first absent from employment with the Employer or an Affiliate on account of the Employee’s pregnancy, the birth of the Employee’s child, the placement of a child with the Employee in connection with the Employee’s adoption of that child, or the Employee’s caring for such child immediately following birth or placement; or
(B)the first anniversary of the date the Employee is first absent from employment with the Employer or an Affiliate for any other reason (including a reason other than those set forth in paragraph (1)), such as vacation, holiday, sickness, disability, leave of absence (including pursuant to the Family and Medical Leave Act of 1993 and the regulations thereunder), or layoff.
(bw)Spouse. “Spouse” means the individual to whom the Participant is legally married, determined in accordance with IRS Revenue Ruling 2013-17 and other relevant guidance issued by the Internal Revenue Service and the Department of Labor, as of the earlier of the date on which the first payment of his or her retirement benefit is to be made or the date of his or her death. For periods before June 26, 2013, an individual shall be treated as a Spouse only to the extent provided in the provisions of the Plan then in effect. The term “Spouse” also will include a former Spouse of a Participant to the extent required by a Qualified Domestic Relations Order.
(bx)Taxable Wage Base. “Taxable Wage Base” for a Plan Year means the contribution and benefit base in effect under section 230 of the Social Security

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Act on the first day of the Plan Year for which allocations of Retirement Contributions are made. The Taxable Wage Base will be deemed to be the full amount of the Taxable Wage Base even if a Participant's Compensation for a Plan Year is less than the Taxable Wage Base for reasons that include becoming a Participant after the first day of the Plan Year or experiencing a Severance From Service Date before the end of the Plan Year.
(by)Test Group. “Test Group” means for any calendar year, each Participant described in Section 3.02:
(1)other than a Participant who is a non-Highly Compensated Employee and has either not attained age twenty-one (21) or has completed less than a Year of Service before the last day of the Plan Year;
(2)who is employed by an Employer Unit as an Eligible Employee at any time during that year; and
(3)who is a Highly Compensated Employee.
(bz)Trust Fund. “Trust Fund” means all money, securities, and other property that is held by the Trustee, pursuant to the terms of the trust agreement established for such purposes.
(ca)Trustee. “Trustee” means the entity or individuals appointed from time to time by the Company to hold the assets of the Plan.
(cb)Union Component. The portion of the Plan benefiting Union Participants, as determined under Treas. Reg. §1.410(b)-7(c)(4)(i)(A) or any successor thereto.
(cc)Union Participant. A Participant the terms and conditions of whose employment with the Employer are subject to collective bargaining.
(cd)Valuation Date. “Valuation Date” means the date as of which the Trustee will determine the value of the assets in the Trust Fund for purposes of enabling the Plan Administrator or its delegate to determine the value of the Accounts.
(ce)Year of Service. “Year of Service” means for any Employee, each consecutive 12-month period of Service.
2.02Construction.
For purposes of the Plan, unless the contrary is clearly indicated by context,
(a)the use of the masculine gender will also include within its meaning the feminine and vice versa,
(b)the use of the singular will also include within its meaning the plural and vice versa,
(c)the word “include” will mean to include without limitation, and

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(d)any reference to a statute or section of a statute will further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder.

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Article 3.    ELIGIBILITY AND PARTICIPATION
3.01Eligibility.
(a)Generally. Except as provided in subsection (b), an individual will be eligible to participate in the Plan if the individual is an Eligible Employee and has attained age 18.
(b)Restrictions on Eligibility.
(1)An Employee covered by a currently effective collective bargaining agreement will not be eligible to participate in the Plan unless the Employee is otherwise eligible and the agreement expressly provides for inclusion in the Plan of Eligible Employees in his or her bargaining unit. Expiration of a collective bargaining agreement will not by itself affect an Employee’s status as eligible to participate in the Plan pending execution of a new collective bargaining agreement.
(2)No Employee will be eligible to participate or to continue to participate in the Plan if the applicable laws of any state, country, or other jurisdiction prohibit participation in the Plan or render its provisions invalid or inoperative in their application to that Employee.
(3)An LTPT Employee who has not completed at least 1,000 hours of service in an Eligibility Computation Period shall be a Participant solely for purposes of contributions made under Article 4 of the Plan and shall not be eligible to receive an Employer Contribution. An LTPT Employee who completes at least 1,000 hours of service in an Eligibility Computation Period shall become eligible to receive Employer Contributions as of the first day following the end of such Eligibility Computation Period.
3.02Participation.
Any individual who was a Participant in the Plan immediately preceding the Effective Date will be considered a Participant on the Effective Date. Each other Eligible Employee who meets the requirements of Section 3.01 will become a Participant on the first day that the Eligible Employee first performs an Hour of Service as an Eligible Employee. No Employee will participate before the effective date set forth in Paragraph A of the applicable Adoption Agreement.
3.03Cessation of Active Participation.
Once an Eligible Employee has become an active Participant in the Plan in accordance with Section 3.02, the Eligible Employee will remain a Participant in the Plan until the Participant’s entire Account balance under the Plan has been distributed in accordance with the provisions of the Plan. While a Participant is an Eligible Employee, the Participant will be considered an “Active Participant.” During all other periods of participation, a Participant will be considered an “Inactive Participant.” Except as otherwise provided, only those Participants who are Active Participants will be entitled to

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share in Matching, Nonelective, Retirement, or Retirement Incentive Contributions or to elect to make Pre-Tax, Roth, After-Tax, Catch-Up, or Rollover Contributions.
3.04Reemployment of Former Employees and Former Participants.
Any person employed by an Employer as an Eligible Employee who was previously a Participant or was previously eligible to become a Participant will be immediately eligible to become a Participant in the Plan. Any other person reemployed by an Employer may participate in the Plan on meeting the requirements of Section 3.02.

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Article 4.    CONTRIBUTIONS BY EMPLOYEES
4.01Pre-Tax Contributions and Roth Contributions.
(a)Affirmative Election.
(1)Amount of Election. Subject to the limits imposed by Section 4.04 and Article 6, a Participant may elect a reduction in Compensation equal to not less than 1% and not more than 75% of his or her Compensation for each payroll period beginning after the effective date of his or her election. Pursuant to each such election, the Participant’s Employer Unit will, in accordance with Section 4.07, contribute the amount of the reduction in Compensation elected for a payroll period to the Plan on the Participant’s behalf as a Pre-Tax Contribution. The Plan Administrator may change the maximum percentages set forth in this subsection at any time with respect to nondiscriminatory groups of Eligible Employees of an Employer Unit.
(2)Election Procedures. A Participant may elect to have Compensation that would otherwise be paid to him or her by his or her Employer Unit in cash reduced as provided in subsection (1) by filing an election with the Plan Administrator in such form and at such time as the Plan Administrator will require. Such election will be effective on the first day of the first payroll period that follows the date that the election is made, subject to such rules as the Plan Administrator may establish for this purpose (including a deadline for making an election effective as of the first day of a particular payroll period). A Participant’s election will evidence the Participant’s agreement, until subsequently modified by the Participant in accordance with Section 4.06, to have contributions made on the Participant’s behalf in accordance with paragraph (1).
(3)Roth Contributions. A Participant may elect to designate all or a portion of his or her Pre-Tax Contribution irrevocably, at the time of the election, as a Roth Contribution that is being made in lieu of all or a portion of the Pre-Tax Contribution. Roth Contributions shall be includible in the Participant’s income pursuant to section 402A of the Code.
(b)Automatic Election of Pre-Tax Contributions.
(1)Amount of Automatic Election.
(A)Each Participant will be deemed to have elected to reduce his or her Compensation by 3%, effective with respect to the first administratively feasible payroll period following the 30th day after the Participant receives the notice described in paragraph (2), unless within a reasonable period before such date, as determined by the Plan Administrator, the Participant elects in accordance with Section 4.06(a) either to reduce his or her Compensation by a different percentage or not to make Pre-Tax Contributions. This

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deemed election will be a Pre-Tax Contribution election for all purposes of the Plan and will remain in effect unless the election is changed by the Participant in accordance with the provisions of Section 4.06(a).
(B)For Participants who met the requirements of Section 3.02 before January 1, 2021, the amount of a deemed Pre-Tax Contribution election under this Section 4.01(b) will increase by 1% of Compensation each year until it equals 6% of Compensation as follows:
(I)the first automatic increase will apply with respect to the first payroll period that begins in January of the year after the year in which the Participant is deemed to have elected to reduce his or her Compensation by 3% under Section 4.01(b)(1)(A); and
(II)each subsequent automatic increase will apply with respect to the first payroll period that begins in the January following the first automatic increase or any subsequent automatic increase.
Any automatic increases in a deemed Pre-Tax Contribution election will remain in place until the Participant’s deemed election equals 6% of Compensation unless the Participant revokes or changes his or her election pursuant to Section 4.06(a) before the applicable January 1.

(C)For Participants who meet the requirements of Section 3.02 on or after January 1, 2021, the amount of a deemed Pre-Tax Contribution election under this Section 4.01(b) will increase by 1% of Compensation each year until it equals 10% of Compensation as follows:
(I)the first automatic increase will apply with respect to the first payroll period that begins in January of the year after the year in which the Participant is deemed to have elected to reduce his or her Compensation by 3% under Section 4.01(b)(1)(A); and
(II)each subsequent automatic increase will apply with respect to the first payroll period that begins in the January following the first automatic increase or any subsequent automatic increase.
Any automatic increases in a deemed Pre-Tax Contribution election will remain in place until the Participant’s deemed election equals 10% of Compensation unless the Participant revokes or

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changes his or her election pursuant to Section 4.06(a) before the applicable January 1.

Notwithstanding the foregoing requirements of subsections (B) and (C), to the extent a Participant’s Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, and Catch-Up Contributions have been suspended for six months following a military service distribution described under Section 20.07, such Participant’s Pre-Tax Contributions, Roth Contributions After-Tax Contributions and Catch-Up Contributions shall be reinstated following the end of such suspension period at the Participant’s deferral percentage in effect prior to the suspension.
(2)Notice Regarding Automatic Election.
(A)Timing of Notice. At least 30 days, but not more than 90 days, before each Plan Year, the Plan Administrator will provide each Participant a comprehensive notice described in paragraph (B), below, written in a manner calculated to be understood by the average Participant. If a Participant becomes (or again becomes) eligible to participate in the Plan after the 90th day before the beginning of the Plan Year and does not receive the notice for that reason, the notice will be provided no earlier than 90 days before the date that the Participant becomes (or again becomes) eligible to participate in the Plan but not later than the first administratively feasible date after the Participant becomes (or again becomes) eligible to participate in the Plan.
(B)Content of Notice. The notice will describe:
(I)the amount of Pre-Tax Contributions that will be made on the Participant’s behalf pursuant to an automatic election;
(II)the Participant’s right to elect not to have any Pre-Tax Contributions made on his or her or her behalf or to elect to reduce his or her Compensation by a different percentage or not to make Pre-Tax Contributions; and
(III)how Pre-Tax Contributions made pursuant to an automatic election will be invested in the absence of the Participant’s investment instructions.
4.02After-Tax Contributions.
(a)Amount of Election. Subject to the limits imposed by Section 4.04 and Article 6, a Participant may elect to make After-Tax Contributions to the Plan equal to not less than 1% and not more than 75% of his or her Compensation for each payroll period beginning after the effective date of his or her election. Pursuant to each such election, the Participant’s Employer Unit will, in accordance with Section 4.07, contribute the amount of the reduction in Compensation elected for a payroll period to the Plan on the Participant’s behalf as an After-Tax Contribution.

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The Plan Administrator (or the Plan Administrator’s delegate) may change the maximum percentage (or establish a maximum dollar limit) set forth in this subsection at any time with respect to nondiscriminatory groups of Eligible Employees of an Employer Unit. Any portion of an After-Tax Contribution made by a Participant for any Plan Year that exceeds the maximum amount permitted by the Plan shall be returned to him or her, together with the allocable gain or loss, as soon as practicable and shall not be considered an After-Tax Contribution for any purpose of the Plan.
(b)Election Procedures. A Participant may elect to have Compensation that would otherwise be paid to him or her by his or her Employer Unit in cash reduced as provided in subsection (a) by filing an election with the Plan Administrator in such form and at such time as the Plan Administrator will require. Such election will be effective on the first day of the first payroll period that follows the date that the election is made, subject to such rules as the Plan Administrator may establish for this purpose (including a deadline for making an election effective as of the first day of a particular payroll period). A Participant’s election will evidence the Participant’s agreement, until subsequently modified by the Participant in accordance with Section 4.06, to have contributions made on the Participant’s behalf in accordance with subsection (a).
4.03Catch-Up Contributions.
(a)Each Participant who has attained (or will attain) age 50 before the close of a Plan Year and on whose behalf his or her Employer Unit is contributing the maximum combined Pre-Tax and Roth Contributions permitted under the Plan (by reason of either Section 4.01, Section 4.04, or Article 6) may elect, in accordance with the procedures described in Section 4.01(a)(2), an additional reduction in Compensation of no more than the least of the following:
(1)The excess, if any, of 75% of the Participant’s Compensation over the Participants elected percentage of Compensation for Pre-Tax, Roth, and After-Tax Contributions;
(2)The dollar amount applicable to the Participant under section 414(v) of the Code for such Plan Year; provided, however that with respect to Participants who would attain age 60 but would not attain age 64 by the end of their taxable year, the additional catch-up contributions permitted under section 414(v)(2)(E) of the Code shall not apply before January 1, 2025; or
(3)The excess, if any, of:
(A)the Participant’s Compensation (as defined in Section 6.02(c)(2)) for the Plan Year, over
(B)the Participant’s Pre-Tax and Roth Contributions for the Plan Year.
Pursuant to each such election by a Participant, the Participant’s Employer Unit will, in accordance with Section 4.07, contribute the amount of the reduction in

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Compensation to the Plan on the Participant’s behalf as a Catch-Up Contribution. Catch-Up Contributions are not subject to the limits of Section 4.04 or Article 6.
(b)Effective January 1, 2026, any Catch-Up Contributions made pursuant to subsection (a) by a Participant whose FICA wages, as defined in section 3121(a) of the Code (Form W-2, Box 3) and as determined by the Plan Administrator, for the preceding calendar year exceeded $150,000 (as adjusted to reflect any cost-of-living increase provided for pursuant to section 414(v)(7)(E) of the Code) (“Highly Paid Participant”) shall be made as Roth Contributions as required by section 414(v)(7) of the Code and applicable Treasury regulations issued thereunder and other authoritative guidance. In the event a Highly Paid Participant affirmatively elects to make catch-up contributions that are not Roth Contributions, such election shall be canceled and no additional catch-up contributions shall be made pursuant to subsection (a) until such Highly Paid Participant affirmatively elects to make the catch-up contributions as Roth Contributions. Any catch-up contributions made by a Highly Paid Participant pursuant to subsection (a) as Pre-Tax Contributions that were required to have been made as Roth Contributions shall be corrected in accordance with applicable guidance issued by the Internal Revenue Service.
To the extent the Plan fails to timely cancel a Highly Paid Participant’s election to make catch-up contributions as Pre-Tax Contributions that are required to be made as Roth Contributions, such Pre-Tax Contributions shall be (1) deemed by the Plan to be made as Roth Contributions (provided the Highly Paid Participant is provided with an effective opportunity to make an alternative election) or (2) corrected in accordance with the Treasury regulations issued under section 417(v)(7) of the Code or other applicable guidance issued by the Internal Revenue Service.

4.04Limitation on Contributions.
The sum of a Participant’s Pre-Tax, Roth, After-Tax, and Catch-Up Contributions for any payroll period shall not exceed 75% of his or her Compensation for that payroll period.
4.05Rollover Contributions.
(a)Subject to Plan Administrator procedures and without regard to any limitations on contributions set forth in Section 4.01(a), 4.02, 4.03, 4.04, or Article 6, the Plan may receive from an Eligible Employee, regardless of whether he or she has completed the age requirements of Section 3.01, in cash, any portion of:
(1)an eligible rollover distribution (as defined in subsection (f)) paid to an Eligible Employee from an eligible retirement plan (as defined in subsection (f)), provided that the rollover satisfies the requirements of section 402(c) or 408(d)(3)(A) of the Code and the Eligible Employee pays such amount to the Trustee on or before the 60th day after the day it was received by the Eligible Employee; or

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(2)an eligible rollover distribution (as defined in subsection (f)) paid as a direct rollover that satisfies section 401(a)(31) of the Code to the Trustee on behalf of the Eligible Employee by an eligible retirement plan.
(b)The Plan will accept amounts attributable to a designated Roth account or after-tax amounts; provided that such rollover is in the form of a direct rollover described in subsection (a)(2).
(c)Upon approval by the Plan Administrator, the amount transferred to the Plan by an Eligible Employee pursuant to this Section 4.05 will be credited to the Eligible Employee’s Rollover Contribution Account, and, in accordance with Article 7, shall be allocated within such Rollover Contribution Account to Pre-Tax Rollover, Roth Rollover, and After-Tax Rollover Subaccounts, as applicable. The Eligible Employee will be fully vested in his or her Rollover Contribution Account and will share in allocations of income, gains and losses from investment options.
(d)Upon a transfer described in this Section 4.05 by an Eligible Employee who is not a Participant, the Eligible Employee’s Rollover Contribution Account will represent his or her sole interest in the Plan until he or she becomes a Participant.
(e)The Plan Administrator will develop such other procedures and may require such information from an Eligible Employee as it deems necessary or desirable to determine that a proposed rollover will meet the requirements of this Section 4.05 and that the amount rolled over qualifies for rollover treatment pursuant to applicable provisions of the Code. If the Plan Administrator determines that any Rollover Contribution previously made to the Plan by a Participant is not a valid Rollover Contribution, the Plan Administrator will return to the Participant, as soon as administratively possible, the amount of the invalid Rollover Contribution, together with earnings attributable to the Rollover Contribution.
(f)For purposes of this Section 4.05, the following terms are defined as follows:
(1)Eligible Rollover Distribution. An "Eligible Rollover Distribution" is all or any portion of the distribution from an eligible retirement plan, excluding (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Eligible Employee and his or her designated beneficiary, or for a specified period of 10 years or more; (B) any distribution to the extent such distribution is required under section 401(a)(9) of the Code; or (C) any amount that is distributed on account of hardship.
(2)Eligible Retirement Plan. An “Eligible Retirement Plan” means (A) a qualified plan described in section 401(a) or 403(a) of the Code; (B) an annuity contract described in section 403(b) of the Code; (C) an eligible plan under section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state; (D) an individual retirement account or

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annuity described in section 408(a) or 408(b) of the Code; or (E) a Roth individual retirement account described in section 408A(b) of the Code.
4.06Changes and Suspensions.
(a)A Participant may elect to:
(1)discontinue Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, or Catch-Up Contributions and receive cash;
(2)resume Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, or Catch-Up Contributions; or
(3)change the rate of his or her Pre-Tax, Roth Contributions, After-Tax Contributions, or Catch-Up Contributions,
by filing an election with the Plan Administrator in such form as the Plan Administrator may require. Such election will be effective on the first day of the first payroll period that follows the date that the election is made, discontinued, or changed, subject to such rules as the Plan Administrator may establish for this purpose (including a deadline for making, discontinuing, or changing an election effective as of the first day of a particular payroll period). The Plan Administrator, in its sole discretion, may permit such election to be transmitted electronically or telephonically, to the extent permitted by, and in accordance with any procedures set forth in, applicable law and regulations.

(b)A Participant may elect for his or her Pre-Tax Contributions to automatically increase each Plan Year by either 1%, 2%, or 3% of Compensation to the extent that the increases do not cause the Participant’s Pre-Tax Contributions, Roth Contributions, or Catch-Up Contributions to exceed the applicable limits described in Section 4.01(a), 4.03, 4.04, and Article 6. The Participant may elect the month that the increase will become effective during a Plan Year, and any increase will be applied beginning with Compensation earned during the first payroll period of that month. If the Participant does not elect a month for the automatic increase to apply, the increase will be applied effective beginning with Compensation earned during the first payroll period that begins in each Plan Year. A Participant may prospectively elect, at any time, to apply, discontinue or to change the time and amount of an automatic increase to the amount of his or her Pre-Tax Contributions.
(c)If a Participant ceases to receive Compensation due to a change of status of employment, the Participant’s Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, and Catch-Up Contributions will be automatically suspended as of the date of the change of status and discontinued as of the later of two and one half months after the change of status or the end of the Plan Year in which the change of status occurs. If a Participant’s contributions are discontinued due to a change of status of employment, his or her participation in the Plan upon his or her reemployment will be subject to Section 3.04. If a Participant ceases to receive Compensation by reason of a layoff, an authorized leave of absence, or a

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change of status of employment that does not result in discontinuance of the Participant’s contributions, the Participant’s Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, and Catch-Up Contributions will be automatically suspended at the beginning of the leave period or as of the date of the change of status of employment and will be automatically reinstated upon his or her return.
(d)An Employer Unit may suspend a Participant’s Pre-Tax Contributions, Roth Contributions, or After-Tax Contributions at any time if, based on the Employer Unit’s estimates, suspension appears to be necessary to avoid or reduce any year-end adjustment that it otherwise may expect to make under Section 6.02.
(e)No Employee will make Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, or Catch-Up Contributions for any payroll period beginning after the effective date as set forth in Paragraph A of an applicable Exit Agreement.
4.07Credit to Accounts.
(a)Employer Units will make payment in cash of Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, and Catch-Up Contributions to the Trustee. The Trustee will credit the amounts so received to the Pre-Tax Contribution, Roth Contribution, After-Tax Contribution, and Catch-Up Contribution Accounts, respectively, of the appropriate Participants as soon as administratively feasible after receipt of the amounts.
(b)Each contribution made by the Employer Units pursuant to the provisions of this Article 4 is made expressly contingent on its deductibility for federal income tax purposes for the fiscal year with respect to which such contribution is made, and no such contribution will be made for any year to the extent it would exceed the deductible limit for such year as set forth in section 404 of the Code.

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Article 5.    EMPLOYER CONTRIBUTIONS
5.01Matching Contributions.
(a)Nonunion Participants. Subject to the limitations imposed by Article 6, the appropriate Employer Unit will contribute as a Safe Harbor Matching Contribution for each Nonunion Participant, for each payroll period, an amount equal to 100% of the sum of any Pre-Tax Contributions and Roth Contributions (including Catch-up Contributions) made on behalf of that Participant for that payroll period, but not to exceed 4% of his or her Compensation for such payroll period. Safe Harbor Matching Contributions will be allocated to Participants’ Safe Harbor Matching Contribution Accounts in accordance with Section 7.02(g).
(b)Union Participants. Subject to the limitations imposed by Article 6, the appropriate Employer Unit will contribute for each Union Participant, for each payroll period, the lesser of:
(1)The percentage specified in Paragraph E of the applicable Adoption Agreement multiplied by the sum of any Pre-Tax Contributions and Roth Contributions (including Catch-Up Contributions) made on behalf of that Participant for that payroll period; or
(2)The maximum Matching Contribution specified in Paragraph E of the applicable Adoption Agreement.
Such Matching Contributions will be allocated to Participants’ Matching Contribution Accounts in accordance with Section 7.02(h).

(c)Subject to the limitations imposed by Article 6, the appropriate Employer Unit will contribute as a “true-up” Safe Harbor Matching Contribution an additional amount to the extent necessary to ensure that a Participant’s Safe Harbor Matching Contributions for a Plan Year are equal to the amount of Safe Harbor Matching Contributions determined on an annual basis for the Plan Year. Such true-up Safe Harbor Matching Contribution will be contributed to the Plan as soon as practicable following the end of each Plan Year and allocated to the Safe Harbor Matching Contribution Account in accordance with Section 7.02(g) of each Participant who, with respect to the Plan Year, has made Pre-Tax Contributions and/or Roth Contributions and is either (1) a Nonunion Participant, or (2) a Union Participant who is governed by the terms of a collective bargaining agreement that specifically adopts for covered employees the Safe Harbor Matching Contribution applicable to Nonunion Participants described in subsection (a).
5.02Nonelective Contributions.
(a)    An Employer Unit may, in its sole discretion, elect to make a Nonelective Contribution to the Plan for each Plan Year on behalf of all Nonunion Participants at a Covered Location of such Employer Unit who satisfy the following requirements:

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(1)    The Participant completes at least 1,000 Hours of Service during such Plan Year and is employed by the Employer Unit on the last day of the Plan Year; or
(2)    The Participant terminates employment during the Plan Year by reason of death or Disability, or at or after Normal Retirement Age.
Such Nonelective Contribution shall be allocated among eligible Nonunion Participants in proportion to their Compensation for such Plan Year with respect to employment at such Covered Location.
(b)    Alternatively, an Employer Unit may elect to make separate Nonelective Contributions to the Plan for a Plan Year on behalf of (i) all Nonunion Participants at a Covered Location of such Employer Unit who satisfy the requirements of subsection (a) and who were eligible to receive Retirement Contributions under the terms of the Plan in effect on December 31, 2024, and (ii) all other Nonunion Participants of such Employer Unit at such Covered Location who satisfy the requirement of subsection (a). Each such Nonelective Contribution shall be allocated among the eligible Nonunion Participants in proportion to their Compensation for such Plan Year with respect to employment at such Covered Location.
(c)    The Employers must identify in writing to the Plan Administrator, not later than the date such Nonelective Contribution is made (or, if later, the date such Nonelective Contribution is required to be made under Section 5.07), the amount of each Nonelective Contribution (and each separate Nonelective Contribution made pursuant to subsection (b)) made with respect to each Covered Location of each Employer Unit.
(d)    To the extent provided under Paragraph E of the applicable Adoption Agreement, an Employer Unit shall make a Nonelective Contribution to the Plan for each Plan Year on behalf of, as specified in such Paragraph E, either (i) all Union Participants at a Covered Location of such Employer Unit, or (ii) all Union Participants at a Covered Location of such Employer Unit who satisfy the following requirements:
(1)    The Participant completes at least 1,000 Hours of Service during such Plan Year and is employed by the Employer Unit on the last day of the Plan Year; or
(2)    The Participant terminates employment during the Plan Year by reason of death or Disability, or at or after Normal Retirement Age.
Such Nonelective Contribution shall be in the amount specified in Paragraph E of the applicable Adoption Agreement and shall be allocated among eligible Nonunion Participants in proportion to their Compensation for such Plan Year with respect to employment at such Covered Location.
(e)    Nonelective Contributions will be allocated to eligible Participants’ Retirement Contribution Accounts in accordance with Section 7.02(i).

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5.03Retirement Contributions.
Subject to the limitations imposed by Article 6, if a Union Participant is eligible for a Retirement Contribution, as provided in Paragraph E of the applicable Adoption Agreement, the appropriate Employer Unit will contribute to the Plan a percentage (based on the table set forth below) of the Compensation earned for each payroll period during the Plan Year that the Participant is eligible for a Retirement Contribution.

Total of Participant’s Age Plus Full Years of Service	Percentage of Compensation Up to Taxable Wage Base	Percentage of Compensation Exceeding Taxable Wage Base
Less than 50	3%	5%
50 or more, but less than 65	4%	6%
65 or more, but less than 75	5%	7%
75 or more	6%	8%
For purposes of this Section 5.03, a Participant’s age and full Years of Service means the Participant’s age and full Years of Service, not rounded, on the first day of the Plan Year. A Participant who is reemployed after having a Period of Severance of at least one year will not receive credit for Years of Service preceding the Period of Severance for purposes of calculating a Retirement Contribution under this Section 5.03.
Retirement Contributions will be allocated to eligible Participants’ Retirement Contribution Accounts in accordance with Section 7.02(j).
5.04Retirement Incentive Contributions.
Subject to the limitations imposed by Article 6, if a Union Participant who is eligible for a Retirement Contribution under Section 5.03 elects to make Pre-Tax Contributions and/or Roth Contributions to the Plan in accordance with Section 4.01 (not including Catch-Up Contributions or amounts initially intended to be Catch-Up Contributions but reclassified as Pre-Tax Contributions or Roth Contributions pursuant to Section 6.01(b)) in an amount equal to not less than six percent (6%) of his or her Compensation for any payroll period, his or her Employer Unit will contribute to the Plan for such payroll period an amount equal to one percent (1%) of the Participant’s Compensation for that payroll period.
Employer Units will make payment in cash of Retirement Incentive Contributions to the Trustee as soon as practicable after the Pre-Tax Contributions and/or Roth Contributions on which such Retirement Incentive Contributions are based are contributed to the Plan. Retirement Incentive Contributions will be allocated to Participants’ Retirement Incentive Contribution Accounts in accordance with Section 7.02(k).
5.05Discretionary Contributions.
Subject to the limitations imposed by Article 6, an Employer Unit may make a contribution to the Plan in such amount as the Employer Unit may, in its sole discretion, deem appropriate, and such amount may be zero. Any Discretionary Contribution will be allocated to the Discretionary Contribution Account of each Participant who (a) is a

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member of a group that has been designated as included in the definition of “Eligible Employee” in Paragraph D of the appropriate Adoption Agreement, and (b) completes at least one (1) Hour of Service with the Employer Unit during the Plan Year in the same ratio that each such Participant’s Compensation for such Plan Year bears to the total Compensation of all such eligible Participants for the Plan Year. Notwithstanding the foregoing, an Employer Unit may provide in the written instrument providing for the Discretionary Contribution a different group of Participants or basis for allocating the Discretionary Contribution that satisfies the nondiscrimination requirements of section 401(a)(4) of the Code and otherwise complies with the requirements of the Code and ERISA.
5.06Profit-Sharing Contributions.
Subject to the limitations imposed by Article 6, if a Union Participant is eligible for a Profit-Sharing Contribution, as provided in Paragraph E of the applicable Adoption Agreement, the appropriate Employer Unit will contribute to the Plan a percentage (as specified in the Adoption Agreement) of the Compensation earned for each payroll period during the Plan Year that the Participant is eligible for a Profit-Sharing Contribution. Profit-Sharing Contributions will be allocated to Participants’ Profit-Sharing Contribution Accounts in accordance with Section 7.02(o).
5.07Credit to Accounts.
Employer Contributions made pursuant to this Article 5 for any Plan Year will be paid to the Trust Fund no later than the last day on which amounts may be deducted for federal income tax purposes for the taxable year of the Employer Unit in which the Plan Year ends. Each contribution made by Employer Units pursuant to the provisions of this Article 5 is made expressly contingent on its deductibility for federal income tax purposes for the fiscal year with respect to which such contribution is made, and no such contribution will be made for any year to the extent it would exceed the deductible limit for such year as set forth in section 404 of the Code.
Notwithstanding the foregoing, to the extent Safe Harbor Matching Contributions made pursuant to Section 5.01(a) are determined on a payroll basis, they shall be paid to the Trust Fund no later than the last day of the calendar quarter following the calendar quarter to which they relate.

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Article 6.    LIMITATIONS ON CONTRIBUTIONS AND ALLOCATIONS TO ACCOUNTS
6.01Limits on Employee Contributions.
(a)In General. Except as provided in Section 4.03 (with respect to Catch-Up Contributions) and Section 20.02(b), a Participant’s Pre-Tax Contributions and Roth Contributions for any calendar year will not exceed the amount set forth in section 402(g)(1) of the Code, as adjusted from time to time by the Secretary of the Treasury or by applicable law, reduced by contributions to other plans excludible from his or her taxable income by reason of sections 401(k), 403(b), 408(k), or 408(p) of the Code.
(b)Correction of Excess Deferrals. If the sum of the Participant's Pre-Tax Contributions and Roth Contributions (excluding Catch-Up Contributions) and similar contributions to any other qualified defined contribution plan maintained by the Employer or an Affiliate on behalf of a Participant exceeds the dollar limit set forth above for any calendar year, the Participant will be deemed to have elected a return of the contributions in excess of such limit (“excess deferrals”) from the Plan. In addition, if a Participant makes pre-tax contributions or Roth contributions under another qualified defined contribution plan maintained by an employer other than the Employer or an Affiliate for any calendar year and those contributions when added to his or her Pre-Tax Contributions and Roth Contributions under the Plan exceed the dollar limit set forth above for that calendar year, the Participant may allocate a portion of such excess deferrals to the Plan so long as he or she notifies the Plan Administrator by April 1 of that following year of the amount of excess deferral allocated to the Plan. The excess deferrals, together with earnings, will be returned to the Participant no later than April 15 following the end of the calendar year in which the excess deferrals were made. Roth Contributions will be returned first and, to the extent that the excess deferrals are more than the Participant’s Roth Contributions for the year, then Pre-Tax Contributions equal to the remainder of the excess deferrals will be returned. The amount of excess deferrals to be returned for any calendar year will be reduced by any Pre-Tax Contributions or Roth Contributions previously returned to the Participant under Section 6.03(a) for that calendar year or re-characterized as Catch-Up Contributions contributed pursuant to Section 4.03 to the extent permitted by section 414(v) of the Code. If any Pre-Tax Contributions or Roth Contributions returned or re-characterized under this paragraph were matched by Matching Contributions or Retirement Incentive Contributions under Sections 5.01 and 5.03, respectively, those Matching Contributions and Retirement Incentive Contributions, together with earnings, will be forfeited and used in accordance with Section 9.04(d).
6.02Limits on Annual Additions.
(a)In General. The Annual Additions to the Accounts of any Participant for a Plan Year, when added to the Annual Additions of his or her accounts under all other defined contribution plans maintained by the Employer or an Affiliate, may not exceed the lesser of:

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(1)$70,000 ($72,000 for 2026), as adjusted in accordance with section 415(d) of the Code, or
(2)100% of the Participant’s Compensation (as defined below) for the Plan Year.
The limit referred to in subsection (2) will not apply to any contribution for medical benefits (within the meaning of section 401(h) or section 419A(f)(2) of the Code) after separation from service that is otherwise treated as an Annual Addition.

(b)Correction of Excess Annual Additions.
(1)If for any Plan Year the Annual Additions on behalf of a Participant exceed the limitations of subsection (a), the excess will be disposed of in accordance with the requirements of the Employee Plans Compliance Resolution System or such other method approved by the Internal Revenue Service.
(2)If the Annual Additions on behalf of a Participant for a Plan Year exceed the limitations of subsection (a) because the Participant is also participating in or has participated in a Related Plan, the Annual Additions with respect to the Participant under the other plan will, to the extent permitted by the other plan, be suspended or reduced until the limitations are satisfied. If the Participant has Annual Additions allocated on his or her behalf under more than one other Related Plan, suspensions or reductions will be made in reverse chronological order, beginning with the plan under which the Participant most recently was allocated an Annual Addition and ending with the plan under which the Participant least recently was allocated an Annual Addition. If the other Related Plan does not permit suspensions or reductions as a result of excess annual additions, reductions or suspensions will be made under the Plan.
(c)Definitions. For purposes of this Section 6.02, the following definitions and rules of interpretation will apply:
(1)Annual Additions means the sum of the following amounts:
(A)Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, Matching Contributions, Nonelective Contributions, Retirement Contributions, Retirement Incentive Contributions, Discretionary Contributions, and Profit-Sharing Contributions allocated to a Participant’s Accounts under the Plan and similar contributions allocated to a Participant’s accounts under any Related Plan during the Plan Year;
(B)Forfeitures allocated to a Participant’s Accounts under the Plan and any Related Plan;

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(C)Any amounts allocated to an individual medical account, as defined in section 414(l)(2) of the Code, that is part of a pension or annuity plan maintained by an Employer; and
(D)Any amounts derived from contributions for post-retirement medical benefits allocated to the separate account of a key employee (as defined in section 419(A)(d)(3) of the Code) under a welfare benefit plan (as defined in section 419(e) of the Code) maintained by an Employer.
(2)Compensation means (1) wages as defined in section 3401(a) of the Code and all other payments of compensation to an Employee by the Employer (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under sections 6041(d), 6051(a)(3), and 6052 of the Code, plus (2) any amounts deducted from a Participant’s earnings on a pre-tax basis for group health care coverage because the Employer does not request or collect information regarding the Participant’s other health care coverage as part of the enrollment process for the health plan, to the extent that the sum of these amounts is less than the applicable limitation under section 401(a)(17) of the Code. “Compensation” will not include compensation paid or made available to the Participant after the Participant’s termination of employment with the Employer or Affiliate, except regular pay (within the meaning of Treas. Reg. §1.415(c)-2(e)(3)(i)) that is paid by the later of two and one-half months after the Participant terminates employment or the end of the Plan Year.
(3)Related Plan means any other plan or portion of a plan that is maintained by the Employer or an Affiliate and treated as a “defined contribution plan” under section 414(k) of the Code and Treas. Reg. §1.415(c)-1(a)(2).
6.03Nondiscrimination Tests.
(a)Pre-Tax Contributions and Roth Contributions. The Nonunion Component is intended to satisfy the safe harbor provisions of section 401(k)(12) of the Code.
With respect to the Union Component, Pre-Tax Contributions and Roth Contributions (not including Catch-Up Contributions) of a Union Participant in the Test Group will not be given effect, and the amounts otherwise deferred will constitute first Catch-Up Contributions (to the extent permitted under Section 4.03), and then After-Tax Contributions (to the extent permitted under Section 4.02), to the extent necessary to reduce the average of the Deferral Ratios of all Eligible Union Employees in the Test Group to the greater of the following amounts (the “Maximum Ratio”):

(1)1.25 times the average of the Deferral Ratios of all Eligible Union Employees in the Base Group for the applicable Plan Year; or

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(2)2.0 times the average of the Deferral Ratios of all Eligible Union Employees in the Base Group, but not more than this average plus 2%, for the applicable Plan Year.
To the extent the recharacterization of Pre-Tax Contributions and Roth Contributions as Catch-Up Contributions or as After-Tax Contributions does not reduce the average of the Deferral Ratios to the amounts set forth in either subsection (1) or (2), the adjustment will be made by calculating the dollar amount of excess contributions for each affected Highly Compensated Employee in the Test Group in the manner described in section 401(k)(8)(B) of the Code and Treas. Reg. §1.401(k)-2(b)(2), and then returning first the Roth Contributions and then the Pre-Tax Contributions of each such Highly Compensated Employee with the then-largest dollar amount of Pre-Tax Contributions and Roth Contributions until the total amount of excess contributions that would be required to satisfy this subsection (a) is returned. Any amounts recharacterized pursuant to this subsection (a) will include income allocable to such amounts accrued through a date not more than seven days before such amount is recharacterized. Any amounts returned pursuant to this subsection (a) will include income allocable to such amounts accrued through the end of the Plan Year in which such contributions were made. The amount of income allocable to such amounts will be determined using a reasonable method that is (x) applied consistently for all corrective distributions to Participants for the Plan Year and (y) used by the Plan for allocating income to Participants’ Accounts. Matching Contributions and Retirement Incentive Contributions (including the earnings and losses thereon, as necessary) made on amounts recharacterized or returned pursuant to this subsection (a) will be forfeited and used in accordance with Section 9.04(d).
The Plan will use the prior year testing method as provided in section 401(k)(3)(A) of the Code.

(b)After-Tax Contributions, Matching Contributions, and Retirement Incentive Contributions. The Union Component automatically satisfies the nondiscrimination requirements of section 401(m) of the Code under Treas. Reg. §1.401(m)-1(b)(2).
The Nonunion Component is intended to satisfy the safe harbor provisions of section 401(m)(11) of the Code with respect to Matching Contributions and Retirement Incentive Contributions.

With respect to After-Tax Contributions, the average of the Contribution Ratios of all Eligible Nonunion Employees in the Test Group may not exceed the greater of the following amounts:

(1)1.25 times the average of the Contribution Ratios of all Eligible Nonunion Employees in the Base Group for the applicable Plan Year; or
(2)to the extent not prohibited by applicable regulations, 2.0 times the average of the Contribution Ratios of all Eligible Nonunion Employees in

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the Base Group, but not more than this average plus 2%, for the applicable Plan Year.
Adjustment will be made by returning the After-Tax Contributions of each Participant in the Test Group. Any such adjustment will be performed in a manner consistent with that provided for Pre-Tax Contributions and Roth Contributions in subsection (a), including the requirement to include income on amounts returned.

The Plan will use the prior year testing method as provided in section 401(m)(2)(A) of the Code.

(c)Long-Term Part-Time Employees. In accordance with section 401(k)(15)(B)(i)(II) of the Code, an individual who is an LTPT Employees (as determined under Section 2.01(pp)(2), but not under Section 2.01(pp)(1)) shall be excluded for purposes of determining whether the Plan satisfies sections 401(a)(4), 401(k)(3), 401(k)(12), 401(m)(2), 401(m)(11), and 410(b) of the Code.

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Article 7.    ALLOCATION TO ACCOUNTS
7.01Accounts.
The Plan Administrator will create and maintain adequate records to disclose the interest in the Trust Fund of each Participant and Beneficiary. Such records will be in the form of individual accounts and credits and charges will be made to such accounts in the manner described in this Article 7. When appropriate, a Participant will have any or all of the following separate accounts: a Pre-Tax Contribution Account, a Roth Contribution Account, an After-Tax Contribution Account, a Catch-Up Contribution Account, a Matching Contribution Account, a Safe Harbor Matching Contribution Account, a Retirement Contribution Account, a Retirement Incentive Contribution Account, a Discretionary Contribution Account, a Rollover Contribution Account, a Merged Plan Contribution Account, an In-Plan Roth Conversion Account, and a Profit-Sharing Account. The maintenance of individual accounts is only for accounting purposes, and a segregation of the assets of the Trust Fund to each account will not be required. Distributions and withdrawals made from an account will be charged to the account as of the date paid. Partial distributions and partial withdrawals will be allocated among a Participant’s applicable Accounts on a pro rata basis provided that partial distributions and withdrawals shall be allocated pursuant to a Participant’s election, if a Participant elects, to the extent permitted by the Plan Administrator and at the time and in the manner prescribed by the Plan Administrator, a different allocation.
7.02Account Allocations.
The Accounts of Participants and Beneficiaries will be adjusted in accordance with the following:
(a)Income. As of each Valuation Date, each Investment Fund will be revalued separately. Based on such revaluation of the Investment Funds, each Account will be revalued as of the applicable Valuation Date to reflect its proportionate share of investment experience since the immediately preceding Valuation Date.
(b)Pre-Tax Contributions. As of each Valuation Date, the Pre-Tax Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Pre-Tax Contribution Accounts of the Participants on whose behalf such contributions were made.
(c)Roth Contributions. As of each Valuation Date, the Roth Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Roth Contribution Accounts of the Participants on whose behalf such contributions were made.
(d)After-Tax Contributions. As of each Valuation Date, the After-Tax Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the After-Tax Contribution Accounts of the Participants on whose behalf such contributions were made.
(e)Catch-Up Contributions. As of each Valuation Date, the Catch-Up Contributions received by the Trust Fund since the immediately preceding Valuation Date will

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be allocated to the Catch-Up Contribution Accounts of the Participants on whose behalf such contributions were made. A Catch-Up Contribution Account will consist of the following subaccounts:
(1)A Pre-Tax Catch-Up Subaccount, to which any pre-tax Catch-Up Contributions are credited; and
(2)A Roth Catch-Up Subaccount, to which any Roth Catch-Up Contributions are credited.
(f)Rollover Contributions. As of each Valuation Date, the Rollover Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Rollover Contribution Accounts of the Participants on whose behalf such contributions were made. The Rollover Contribution Account will consist of the following subaccounts:
(1)A Pre-Tax Rollover Subaccount, to which any pre-tax rollover contributions are credited;
(2)A Roth Rollover Subaccount, to which any Roth rollover contributions are credited; and
(3)An After-Tax Rollover Subaccount, to which any after-tax rollover contributions are credited.
(g)Safe Harbor Matching Contributions. As of each Valuation Date, the Safe Harbor Matching Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Safe Harbor Matching Contribution Accounts of the Participants on whose behalf such contributions were made.
(h)Other Matching Contributions. As of each Valuation Date, the Matching Contributions received by the Trust Fund since the immediately preceding Valuation Date, other than Safe Harbor Matching Contributions, will be allocated to the Matching Contribution Accounts of the Participants on whose behalf such contributions were made.
(i)Nonelective Contributions. As of each Valuation Date, the Nonelective Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Retirement Contribution Account of the Participants on whose behalf such contributions were made.
(j)Retirement Contributions. As of each Valuation Date, the Retirement Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Retirement Contribution Account of the Participants on whose behalf such contributions were made.
(k)Retirement Incentive Contributions. As of each Valuation Date, the Retirement Incentive Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Retirement Incentive

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Contribution Accounts of the Participants on whose behalf such contributions were made.
(l)Discretionary Contributions. As of each Valuation Date, the Discretionary Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Discretionary Contribution Accounts of the Participants on whose behalf such contributions were made.
(m)Merged Plan Contributions. As of each Valuation Date, the Merged Plan Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Merged Plan Contribution Accounts of the Participants on whose behalf such contributions were received.
(n)In-Plan Roth Conversions. As of each Valuation Date, the In-Plan Roth Conversion amounts used in the application of an In-Plan Roth Conversion election since the immediately preceding Valuation Date will be allocated to the In-Plan Roth Conversion Account of the Participant on whose behalf such In-Plan Roth Conversion election was made.
(o)Profit-Sharing Contributions. As of each Valuation Date, the Profit-Sharing Contributions received by the Trust Fund since the immediately preceding Valuation Date will be allocated to the Profit-Sharing Contribution Accounts of the Participants on whose behalf such contributions were made.
7.03Statement of Accounts.
The Plan Administrator will furnish each Participant, each Alternate Payee, and each Beneficiary of a deceased Participant, at least quarterly, a statement showing the value of his or her Accounts, the allocations to and distributions from his or her Accounts, and such other information as may be required by applicable law. No statement will be provided to a Participant or Beneficiary after the Participant’s entire vested and nonforfeitable interest in his or her Accounts is distributed.
7.04Allocations Do Not Create Rights.
No Participant will acquire any right to or interest in any specific asset of the Trust Fund merely as a result of the allocations provided for in the Plan.

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Article 8.    INVESTMENT ELECTIONS
8.01Investment Funds.
(a)The Plan Administrator has the authority to direct the Trustee to maintain the assets of the Trust Fund in multiple Investment Funds so as to provide alternative investment vehicles for the assets of the Plan. The Plan Administrator, in its sole discretion, has the authority to establish the number and type of Investment Funds, to establish additional Investment Funds (including the authority to establish a default fund) and to close, limit, or eliminate the availability of any of the Investment Funds.
Such separate Investment Funds may include a loan fund. The Loan Fund is not available to receive contributions and transfers of funds at the direction of a Participant, but will be administered solely in connection with loans to Participants pursuant to Article 11.
The Plan Administrator will have the authority (1) to charge any applicable fee against the appropriate Participant’s (or Beneficiary’s or Alternate Payee’s, as applicable) Accounts, and (2) to refuse any investment instruction that would violate an incorporated policy or practice.

Dividends, interest, and other distributions received on the assets held by the Trustee in each of the Investment Funds will be reinvested in that Investment Fund.

(b)Company Stock Fund. The Company Stock Fund will be an Investment Fund under the Plan.
(1)The Company Stock Fund will not be a managed investment fund and will be invested primarily in Company Stock at all times. The Company Stock Fund will be a unitized fund and as such will include cash or short-term liquid investments. The Plan Administrator will, after consultation with the Trustee, establish and communicate to the Trustee in writing a target liquidity percentage and drift allowance for such short-term liquid investments.
(2)The Company, as the settlor of the Plan, intends the Company Stock Fund to offer eligible employees opportunities to invest indirectly in Company Stock and to participate in the performance of Company Stock on terms similar to those that apply to Company shareholders. The Company intends the Company Stock Fund to offer such opportunities over an indefinite period of time during which the performance of Company Stock could vary widely. The Company intends the Company Stock Fund to continue to offer such opportunities under all market conditions and regardless of the current, recent, or historical performance of the Company or Company Stock (for example, regardless of whether, over any period of time (of whatever duration), the Company pays dividends to its shareholders and regardless of whether, over any period

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of time (of whatever duration), the market price of Company Stock (I) rises or falls, (II) is volatile or stable, or (III) is high or low in relation to any reference point). The Company recognizes that an investment in an undiversified fund, such as the Company Stock Fund, is subject to greater risk than is an investment in a diversified fund, and the Company expects eligible employees to take that greater risk into account when deciding whether to participate (or to continue participating) in the Company Stock Fund.
(3)Because the purpose of the Company Stock Fund is to offer Eligible Employees opportunities to invest indirectly in Company Stock and to participate in the performance of such stock on terms similar to those that apply to Company shareholders, the Plan’s fiduciaries and administrators will not (I) disclose material nonpublic information regarding the Company or Company Stock to the Plan, to the Trustee or other Plan fiduciaries, or to Participants or their Beneficiaries or Alternate Payees before such information is publicly disclosed or (II) based on such nonpublic information (and before such information is publicly disclosed), cause the Plan, the Trustee or other Plan fiduciaries, or Participants or their Beneficiaries or Alternate Payees to take any action with respect to Company Stock (such as buying or selling Company Stock or directing funds into or out of the Company Stock Fund).
(4)Dividends received by the Company Stock Fund will be reinvested in additional shares of Company Stock (to the extent it is unnecessary to retain such dividends as cash to maintain the target liquidity percentage).
(c)The Plan will comply with the diversification requirements of section 401(a)(35) of the Code and Treasury regulations and other applicable guidance issued thereunder. In this respect, a Participant, Beneficiary, or Alternate Payee will be eligible to transfer all or part of the portion of his or her Account that is invested in the Company Stock Fund to any of the other available Investment Funds (to the extent available for transfers in), as provided in Section 8.03. In addition:
(1)the Investment Funds described in subsection (a) will include not less than three Investment Funds, other than the Company Stock Fund, into which a Participant, Beneficiary, or Alternate Payee may elect to transfer amounts invested in the Company Stock Fund, and each such additional Investment Fund will be diversified and have materially different risk and return characteristics;
(2)as currently provided in Section 8.03, Participants, Beneficiaries, and Alternate Payees will be provided with reasonable, periodic opportunities to direct the transfer described in paragraph (1), occurring not less frequently than quarterly;
(3)except as provided in Treasury regulations and other applicable guidance, will not impose restrictions or conditions with respect to investment in the Company Stock Fund (other than restrictions or conditions imposed by

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reason of securities laws or designed to ensure compliance with such laws) that are not imposed on investments in other Investment Funds; and
(4)the Plan Administrator will notify Participants, Beneficiaries, and Alternate Payees of their diversification rights at the time, in the manner, and to the extent required pursuant to section 101(m) of ERISA and regulations and other guidance issued thereunder.
8.02Investment Direction.
Amounts paid to Participants’ Accounts will be invested in such Investment Fund or Funds as the Participant will direct in an application filed with the Plan Administrator in such manner and form, and at such time, as the Plan Administrator prescribes; provided however, that:
(a)the amounts to be invested in the Investment Funds will be in integral multiples of 1% of the amounts contributed by or on behalf of the Participant under the Plan;
(b)that the sum of such percentages does not exceed 100%; and
(c)the Participant may not elect for more than 25% of future contributions to be invested in the Company Stock Fund and may not elect to transfer amounts from other Investment Funds that would cause more than 25% of the value of his or her Accounts to be allocated to the Company Stock Fund.
A Participant’s investment election for his or her Pre-Tax Contributions (or Roth Contributions if no Pre-Tax Contributions) will also apply to his or her Roth Contributions, After-Tax Contributions, Catch-Up Contributions, Retirement Contributions, Retirement Incentive Contributions, and Matching Contributions unless the Participant elects otherwise in accordance with the Plan Administrator’s rules. If the Participant fails to make an investment election for all or any portion of his or her Account, the Trustee will invest the portion of the Participant’s Accounts for which no election is made in the default Investment Fund selected by the Plan Administrator. If part of a Participant’s Accounts are invested in an Insurance Contract, his or her investment directions will be subject to the additional rules provided in Section 8.06(c). If the Plan Administrator permits automatic rebalancing of a Participant’s Account, the automatic rebalancing will not cause any amounts to be transferred into or out of the Company Stock Fund.
8.03Change in Investment Direction.
Any investment direction by a Participant pursuant to Section 8.02 will be deemed a continuing direction until changed by the Participant. A Participant may change his or her election by submitting his or her request with the Plan Administrator in the manner and form, and at such time, as the Plan Administrator prescribes; provided however, that the change in investment direction meets the requirements of Section 8.02. Such change will be implemented in accordance with the conditions and procedures prescribed by the Plan Administrator.

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8.04Voting of Company Stock.
Each Participant with an interest in the Company Stock Fund will have the right to direct the Trustee as to the manner in which the Trustee is to vote (including not to vote) that number of shares of Company Stock reflecting such Participant’s proportional interest in the Company Stock Fund. Directions from a Participant to the Trustee concerning the voting of Company Stock will be communicated in writing, or by such other means as is agreed upon by the Trustee and the Company. These directions will be held in confidence by the Trustee and will not be divulged to the Company, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services. Upon its receipt of the directions, the Trustee will vote the shares of Company Stock reflecting the Participant’s proportional interest in the Company Stock Fund as directed by the Participant. Except as otherwise required by law, the Trustee will vote shares of Company Stock reflecting the Participant’s proportional interest in the Company Stock Fund for which it has received no direction from the Participant in the same proportion on each issue as it votes those shares reflecting Participants’ proportional interests in the Company Stock Fund for which the Trustee has received voting directions from Participants.
8.05Tender and Exchange Offers.
Each Participant with an interest in the Company Stock Fund will have the right to direct the Trustee to tender or not to tender some or all of the shares of Company Stock reflecting such Participant’s proportional interest in the Company Stock Fund. Directions from a Participant to the Trustee concerning the tender of Company Stock will be communicated in writing, or by such other means as is agreed upon by the Trustee and the Company. These directions will be held in confidence by the Trustee and will not be divulged to the Company, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee’s services. The Trustee will tender or not tender shares of Company Stock as directed by the Participant. Except as otherwise required by law, the Trustee will not tender shares of Company Stock reflecting a Participant’s proportional interest in the Company Stock Fund for which it has received no direction from the Participant.
A Participant who has directed the Trustee to tender some or all of the shares of Company Stock reflecting the Participant’s proportional interest in the Company Stock Fund may, at any time before the tender offer withdrawal deadline, direct the Trustee to withdraw some or all of the tendered shares reflecting the Participant’s proportional interest, and the Trustee will withdraw the directed number of shares from the tender offer before the tender offer withdrawal deadline. A Participant will not be limited as to the number of directions to tender or withdraw that the Participant may give to the Trustee.
A direction by a Participant to the Trustee to tender shares of Company Stock reflecting the Participant’s proportional interest in the Company Stock Fund, will not be considered a written election under the Plan by the Participant to withdraw, or have distributed, any or all of his or her withdrawable interest in the Plan. The Trustee will credit to each proportional interest of the Participant from which the tendered shares were taken the

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proceeds received by the Trustee in exchange for the shares of Company Stock tendered from the interest. Pending receipt of directions from the Participant or the Plan Administrator, in accordance with the Plan, as to which of the remaining Investment Funds the proceeds should be invested in, the Trustee will invest the proceeds in such Investment Fund as the Plan Administrator may prescribe in its discretion.
All of the provisions of this Section 8.05 will apply to exchange offers as well as to tender offers.
8.06Insurance Contract.
(a)Insurance Contracts are offered as an Investment Fund with respect to Participants who elected to make contributions to the Insurance Contracts or to transfer amounts from other Investment Funds to the Insurance Contract before January 1, 1987. No Participants are permitted to make an initial election to contribute to the Insurance Contracts pursuant to Section 8.02 or 8.03. Subject to the provisions of this Section 8.06, Participants who elected to make contributions to the Insurance Contracts before January 1, 1987, may increase the amount their Accounts contributed to Insurance Contracts to an amount equal to the premium costs associated with such Insurance Contracts. Participants are permitted to transfer amounts invested in an Insurance Contract to other Investment Funds pursuant to Section 8.03 only at the times and to the extent permitted under the Insurance Contract.
(b)The premiums for such Insurance Contracts are paid from the amounts allocated to the Participant's Accounts, as designated by the Participant, from future contributions made on behalf of the Participant and from any amounts paid with respect to the Insurance Contract. If such amounts are insufficient to pay any premiums due on the Insurance Contract, the Plan Administrator will notify the Participant and the Insurance Contract will be surrendered to the insurance company and the proceeds will be invested in either the default Investment Fund selected by the Plan Administrator as the Participant so elects in accordance with Section 8.03, after being notified by the Plan Administrator that the Insurance Contract has been surrendered. Alternatively, the Participant may elect to have the Trustee pay the premiums on such Insurance Contract from the portion of the Participant's Accounts invested in any other Investment Fund.
(c)If a Participant is permitted to invest a portion of his or her Account or future contributions in an Insurance Contract, the following rules apply to his or her investment directions:
(1)The provisions of Sections 8.02(b) and 8.02(c) will apply to any amounts contributed by or on behalf of the Participant under the Plan that remain after the appropriate amount is allocated to Insurance Contracts. For example, the Participant cannot elect for more than 25% of the value of his or her Account that is not invested in Insurance Contracts to be invested in the Company Stock Fund.

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(2)The aggregate premiums paid for term life insurance under any Insurance Contract may not exceed 25%, nor may the aggregate premiums paid for whole life insurance under any Insurance Contract exceed 50% of the Participant's Pre-Tax Contribution Account, Catch-up Contribution Account, Matching Contribution Account, Safe Harbor Matching Contribution Account, and Rollover Account, at any particular time.
(d)After a Participant terminates employment with the Employer, the Participant may elect to terminate any Insurance Contract in which a portion of his or her Account is invested. If the Participant elects to terminate the Insurance Contract, he or she will receive the entire value of an Insurance Contract as a single lump sum cash distribution.
8.07Additional Rules.
(a)If a Participant dies, his or her Beneficiary has the same investment election rights as the Participant had before his or her death, until the Participant’s Account is distributed to the Beneficiary.
(b)The Plan is intended to constitute a plan described in section 404(c) of ERISA and Title 29 of the Code of Federal Regulations, section 2550.404c-1. As such, the Plan’s fiduciaries will be relieved of liability for any losses that are the direct and necessary result of investment instructions given by a Participant or a Beneficiary.
(c)Each Participant is solely responsible for the selection of his or her investment options. The Trustee, the Plan Administrator, the Employer, and the officers, supervisors and other employees of the Employer are not empowered to advise a Participant as to the manner in which his or her accounts will be invested. The fact that an Investment Fund is available to Participants for investment under the Plan will not be construed as a recommendation for investment in that particular Investment Fund.

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Article 9.    VESTING
9.01Immediate Vesting.
A Participant will at all times be 100% vested in and have a nonforfeitable right to the value of his or her Pre-Tax Contribution Account, his or her Roth Contribution Account, his or her After-Tax Contribution Account, his or her Catch-Up Contribution Account, his or her Matching Contribution Account, his or her Safe Harbor Matching Contribution Account, and his or her Rollover Contribution Account. A Participant will be 100% vested in and have a nonforfeitable right to the value of his or her Discretionary Contribution Account unless otherwise provided in the written instrument providing for the Discretionary Contribution.
Notwithstanding Section 9.02, to the extent a Participant’s account balance was transferred to the Plan in connection with the merger of the Rauland-Borg Corporation Profit Sharing & Retirement Savings Plan (the “Rauland-Borg Plan”) with and into the Plan on or around December 29, 2025, the Participant will at all times be 100% vested in and have a nonforfeitable right to the value of his or her Account under the Plan, including such transferred amount.
9.02Delayed Vesting.
Unless an event described in Section 9.03 occurs earlier, and except as otherwise provided in Paragraph E of the applicable Adoption Agreement, a Participant will be 100% vested in and have a nonforfeitable right to the value of his or her Retirement Contribution Account, his or her Retirement Incentive Contribution Account, and his or her Profit-Sharing Contribution Account after completing three Years of Service. Effective January 1, 2024, additional years or fractional Years of Service shall be credited to LTPT Employees or former LTPT Employees (as determined under Section 2.01(pp)(2), but not under Section 2.01(pp)(1)) to the extent necessary to satisfy the requirements of section 401(k)(15)(B)(iii) of the Code and regulations thereunder.
9.03Vesting Upon Certain Events.
Each Participant will become fully vested in his or her Retirement Contribution Account, his or her Retirement Incentive Contribution Account, and his or her Profit-Sharing Contribution Account upon the first to occur of the following events:
(a)death while employed by the Employer and or an Affiliate;
(b)employment with the Employer and its Affiliates that terminates at or after the later of (1) a Participant's 65th birthday or (2) the fifth anniversary of the Participant's commencement of participation in the Plan;
(c)becoming Disabled while employed by the Employer or an Affiliate;
(d)termination of the Plan;
(e)a partial termination of the Plan applicable to the Participant as provided in Section 18.02; or

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(f)upon a sale or closing of a covered location, to the extent set forth in an applicable Exit Agreement.
9.04Forfeitures.
(a)Upon termination of employment, a Participant who is not fully vested in his or her Retirement Contribution Account, Retirement Incentive Contribution Account, or Profit-Sharing Account will forfeit the entire unvested amounts in these Accounts as of the earlier of (1) the date on which he or she receives a distribution of his or her entire vested Account, or (2) the date on which he or she incurs a Period of Severance of at least five years.
(b)Any amounts forfeited under subsection (a) will be restored (without any earnings adjustment) if the Participant is reemployed with the Employer or an Affiliate before incurring a Period of Severance of at least five years. Such restored amounts will be allocated to the Participant's Retirement Contribution Account, his or her Retirement Incentive Account, and his or her Profit-Sharing Account, as applicable. In addition, for purposes of Section 9.02, the Participant’s vested right to the amount so contributed will be determined based upon his or her Years of Service completed both before and after his or her Period of Severance.
(c)If a Participant who was eligible to receive Nonelective Contributions, Retirement Contributions, Retirement Incentive Contributions, or Profit-Sharing Contributions incurs a Period of Severance of less than five consecutive years, such Employee's Years of Service completed before the Period of Severance will be taken into account to determine the vested percentage of his or her Retirement Contribution Account, Retirement Incentive Contribution Account, or Profit-Sharing Account upon his or her reemployment by an Employer or an Affiliate, whether or not the Participant is again eligible to receive Nonelective Contributions, Retirement Contributions, Retirement Incentive Contributions, or Profit-Sharing Contributions.
(d)Employer Contributions forfeited in any Plan Year pursuant to Sections 6.01(b), 6.03(a), and 9.04(a) shall be applied to reduce Employer Contributions otherwise due under the terms of the Plan. If the Employer chooses (in its capacity as a settlor) to satisfy its contributions due under the Plan in cash (without the use of forfeitures to reduce, in whole or in part, the Employer Contributions otherwise due under the Plan), any remaining forfeitures shall first be used to restore account balances in accordance with Sections 9.04(b) and 12.07 and then shall be used for any permissible purpose, including, but not limited to, the payment of reasonable Plan expenses not otherwise paid by the Employer (in it capacity as a settlor) or satisfied using another permissible source of Plan assets; provided, however, that forfeitures shall not be used to reimburse revenue sharing amounts or discounts afforded by recordkeepers or other service providers or to pay the following fees or expenses that have been disclosed to participants as being payable from, or a charge to, participant accounts: (i) any periodic recordkeeping fees, (ii) any investment fees or expenses (including, by way of example and not limitation, fees charged by fund managers), and (iii) fees or expenses attributable to participant-initiated transactions (including, by way of example and not

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limitation and only to the extent applicable under the Plan, any loan fees, fees attributable to the review of domestic relations orders, managed account fees, brokerage window fees and withdrawal or distribution fees). Any forfeitures used to reduce future Employer Contributions may be allocated among the types of Employer Contributions in any manner that the Plan Administrator or their designee deems to be appropriate.

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Article 10.    WITHDRAWALS DURING EMPLOYMENT
10.01Limited In-Service Withdrawals.
A Participant who has not terminated employment may request a distribution of all or part of his or her Account only as follows:
(a)Age 59½. A Participant who has attained age 59½ may withdraw all or part of the vested portion of his or her Account. Such distribution will be made as soon as practicable following the Plan Administrator’s receipt of the Participant’s request for withdrawal in the form and manner required by the Plan Administrator and will be made in the form of a single lump sum payment.
(b)After-Tax Contribution Account. A Participant may withdraw all or part of his or her After-Tax Contribution Account, including after-tax contributions that have been transferred to the Plan from a plan that is merged into the Plan pursuant to Section 18.04. If a Participant’s After-Tax Contribution Account includes amounts attributable to after-tax contributions made before January 1, 1987, such contributions shall be withdrawn before amounts attributable to after-tax contributions made after December 31, 1986, or earnings on pre-1987 after-tax contributions.
(c)Hardship Withdrawal. A Participant may request a hardship withdrawal to the extent permitted by Section 10.02.
(d)Rollover Contribution Account. A Participant may withdraw all or part of his or her Rollover Contribution Account at any time.
(e)Rauland-Borg Plan Account. A Participant may withdraw all or a part of the vested portion of his Account attributable to matching contributions and non-elective contributions transferred to the Plan in connection with the merger of the Rauland-Borg Plan (as defined under Section 9.01) with and into the Plan; provided such amounts have been maintained in his Account (including his account under the Rauland-Borg Plan) for at least 24 months or the Participant has at least 60 months of participation under the Plan (including participation under the Rauland-Borg Plan).
(1)
(f)Notwithstanding the foregoing, no amount that is attributable to assets transferred from any defined benefit plan or any defined contribution plan subject to the funding standards of section 412 of the Code shall be distributable under this Section 10.01.
10.02Hardship Withdrawals.
(a)A Participant who has not terminated employment may request, in the manner prescribed by the Plan Administrator, a distribution in the event the Participant has a hardship as defined in subsections (b) and (c). Hardship withdrawals are limited to the excess of (1) the sum of the Participant’s Rollover Contribution

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Account, Pre-Tax Contribution Account, Roth Contribution Account, Catch-Up Contribution Account, and After-Tax Contribution Account over (2) the sum of (i) any outstanding loan the Participant may have and (ii) the sum of all prior distributions from such Accounts. Qualified nonelective contributions, qualified matching contributions, and contributions used to satisfy the safe harbors of section 401(k)(12) or (13) of the Code (including, in each case, earnings thereon) are excluded from amounts eligible for hardship withdrawal.
(b)A distribution will be made on account of hardship only if the distribution is necessary to satisfy an immediate and heavy financial need of the Participant. For purposes of the Plan, a distribution is made on account of an immediate and heavy financial need of the Participant only if the distribution is for:
(1)expenses for (or necessary to obtain) medical care that would be deductible under section 213(d) of the Code (determined without regard to whether the expenses exceed the adjusted gross income threshold specified in section 213(a) of the Code);
(2)costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);
(3)the payment of tuition, related educational fees, room and board for up to the next 12 months of post-secondary education for the Participant, his or her or her Spouse, children, or dependents (as defined in section 152 of the Code, but without regard to sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code);
(4)payments necessary to prevent eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence;
(5)the payment of burial or funeral expenses for the Participant’s deceased Spouse, child, parent other dependents (as defined in section 152 of the Code, but without regard to section 152(d)(1)(B) of the Code);
(6)expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to section 165(h)(5) of the Code and whether the loss exceeds 10% of adjusted gross income); or
(7)expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100-707, provided that the Participant's principal residence or principal place of employment at the time of the disaster was located in an area designated by the Federal Emergency Management Agency for individual assistance with respect to the disaster.

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To the extent permitted under section 401(k)(14)(C) of the Code, the Plan Administrator may rely on a Participant’s certification that a distribution is on account of one of the needs listed above.

(c)A distribution will be considered necessary to satisfy an immediate and heavy financial need of the Participant only if all three of the following requirements are satisfied:
(1)the distribution is not in excess of the amount required to relieve the immediate and heavy financial need of the Participant (taking into account the taxable nature of the distribution);
(2)the Participant has obtained (or is currently obtaining) all distributions and withdrawals (other than hardship distributions and loans) available under the Plan and all other plans of deferred compensation (whether qualified or nonqualified) maintained by any Employer or any Affiliate; and
(3)the Participant represents in writing, on forms provided by the Plan Administrator and by providing any documentation required by the Plan Administrator, that the Participant has insufficient cash or other liquid assets reasonably available to satisfy the need, and the Plan Administrator does not have actual knowledge that is contrary to the Participant's written representation.
(d)Distributions pursuant to this Section 10.02 will be made as soon as practicable following the Plan Administrator's approval of the Participant's written request for withdrawal and will be made in the form of a single lump sum payment. The Plan Administrator may request any documentation it may require from a Participant to make a determination that the Participant is eligible for a hardship withdrawal.
(e)A hardship withdrawal fee, in an amount to be determined by the Plan Administrator annually, may be charged to each Participant receiving an approved hardship withdrawal and will be deducted from the Participant’s Account.

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Article 11.    LOANS
11.01In General.
The Plan Administrator is authorized to administer a loan program under the Plan, pursuant to this Article 11. The loan program and this Article 11 are intended to comply with the requirements of section 4975(d)(1) of the Code and section 408(b)(1) of ERISA, and the regulations thereunder.
11.02Eligibility for Loans.
Loans will be made available to Participants. Beneficiaries and Alternate Payees are not eligible to receive loans under the Plan.
11.03Application for Loans.
A Participant may borrow from the Plan a portion of the balance of his or her Accounts, excluding his or her Retirement Contribution Account, Retirement Incentive Contribution Account, and Profit-Sharing Account by making application to the Plan Administrator in writing on a form designated by the Plan Administrator.
11.04Treatment of Loans and Loan Repayments.
(a)The value of the Participant’s affected Accounts then invested in Investment Funds will be liquidated on a pro rata basis to the extent required to provide sufficient cash to make the loan, provided that no portion of a borrowed amount will be charged against Insurance Contracts unless the value of amounts held in other Investment Funds is less than the borrowed amount and then only to the extent permitted under the Insurance Contract. The cash will be transferred to the Loan Fund from which all loans will be made.
(b)The investment earnings of the Loan Fund that are attributable to any loan made or renegotiated pursuant to the promissory note (including the interest on any such loan) will be allocated to a separate loan account established on behalf of the Participant who made or renegotiated the loan.
(c)As of each Valuation Date, the interest allocated pursuant to subsection (b), above, will be reallocated among and invested in the then available Investment Funds in the same proportions as the current Employee and Employer Contributions on behalf of the Participant are invested; provided that if no such contributions are being made on behalf of the Participant as of such Valuation Date, such interest will be invested in accordance with the Participant’s most recent allocation election pursuant to Section 8.02 or 8.03 or, if the Participant fails to make an allocation election, in accordance with the default allocation provided under Section 8.02.
(d)A Participant’s repayment of the principal of a loan will reduce the Participant’s interest in the Loan Fund and will be invested as soon as practicable in the then available Investment Funds first, to repay any amount that may have been borrowed under the terms of any Insurance Contracts allocated to the

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Participant’s Accounts if such loan was originally charged against such Insurance Contracts and second, in the same proportions as the current Employee and Employer Contributions on behalf of each such Participant are invested; provided that if no such contributions are then being made on behalf of the Participant, such repayments will be invested in accordance with the Participant’s most recent allocation election pursuant to Section 8.02 or 8.03 or, if the Participant fails to make an allocation election, in accordance with the default allocation provided under Section 8.02 of the Plan.

11.05Terms and Conditions of Loans.
(a)All loans pursuant to the loan program will be made to Participants on the following terms and conditions:
(a)Amount. A loan will not be made to a Participant pursuant to the loan program unless, immediately after the loan is approved, the total outstanding balance of all loans made to the Participant pursuant to the loan program (including the loan that is then being approved) does not exceed 50% of the vested balance of the Participant’s Account less the value of the sum of any Retirement Contribution Account, Retirement Incentive Contribution Account, and Profit-Sharing Account; nor may any single loan pursuant to the loan program be for an amount that is:
(1)more than $50,000 (reduced by the excess (if any) of the highest outstanding balance of the loans made to the Participant pursuant to the loan program during the one-year period ending on the day before the date on which the loan is made over the outstanding balance of the loans made to the Participant pursuant to the loan program on the date on which the loan is made), or
(2)less than $1,000.
(b)Number of Outstanding Loans. A Participant may have no more than two outstanding loans at any time. If a Participant already has an outstanding loan from his or her Accounts, he or she may apply for a second loan, provided that (1) the limits described in subsection (a) are not exceeded by the total outstanding balance of the two loans, and (2) if the proceeds of the first loan were intended to be used by the Participant to acquire he principal residence of the Participant, notwithstanding anything to the contrary in subsection (a) the proceeds of the second loan may not be used to acquire a principal residence and the Participant will be required to repay the amount of the second loan within five years of the date of the loan. Notwithstanding the foregoing, no new loan can be initiated within 30 days of the payoff of an existing outstanding loan. Prior to August 1, 2025, limitations on the number of outstanding loans that a Participant may have under the Plan shall be determined in accordance with separate loan procedures or guidelines established by the Plan Administrator or recordkeeper for the Plan.

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(c)Loan Terms Must Be in Writing. The loan will be evidenced in a written instrument for the amount of the loan plus interest, executed by the Participant, on which the Participant will be personally liable and which will be payable to the Trustee. The written instrument will state the terms of the loan. The written instrument for the loan and the instrument granting the Plan a security interest in the Participant’s Account will be executed by the Participant.
(d)Security. The loan will be secured by the Participant’s entire right, title, and interest in and to the portion of the balance of the Participant’s Account equal to the amount of the loan (up to 50% of the vested balance, excluding the balance in any Retirement Contribution Account, Retirement Incentive Contribution Account, and Profit-Sharing Account as of the time the loan is made). The Plan Administrator may request such other or further security as it deems necessary and prudent from time to time, in order to protect the Plan from risk of loss of principal or income if a default were to occur.
(e)Term of Loan. The term of the loan will be for at least one and not more than five years from the disbursement of the loan, except that the term of a loan to purchase principal residence for the Participant may be for not more than 10 years.
(f)Interest. The unpaid balance of any loan will bear interest at a reasonable fixed rate as determined by the Plan Administrator based on interest rates charged by commercial lending institutions for loans that would be made under similar circumstances.
(g)Repayment of Loan.
(1)Generally. The repayment of the loan will be made by payroll deduction, authorized by the Participant at the time of applying for the loan, in a level amount sufficient to amortize the balance of the loan, together with interest, over the term of the loan; provided that the Participant may prepay the loan in full, without penalty, at any time by payment in cash; and further provided that, if the Participant’s Compensation is insufficient to permit the repayment of the loan, together with interest, by payroll deduction, the Participant will make payments in cash of amounts sufficient to amortize the balance of the loan, together with interest, over the term of the loan. Payroll deductions will commence as of the payday for the first payroll period beginning on or after the date as of which the loan is made, or as soon thereafter as practicable, and will be made with the same frequency as the Participant is paid but not less frequently than quarterly. Notwithstanding the foregoing, loan repayments following termination of employment may continue to be made by Automated Clearing House (“ACH”).
(2)Leaves of Absence. If a Participant becomes Disabled or is on an approved leave of absence, either without pay or at a rate of pay (after applicable employment tax withholdings) that is less than the amount of the installment payments required under the terms of the loan,

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repayments will be waived for up to one year, unless repayment by ACH is elected by the Participant. Any repayments that are waived shall be re-amortized and repaid in full by the original maturity date of the Participant's note.
(3)Military Service. If a Participant is absent during a period of qualified military service (within the meaning of Section 20.01), repayment will be waived during such period and, upon the Participant's reemployment by an Employer within the time during which the Participant's right to reemployment is protected by applicable law, the loan payment schedule will resume with the original maturity date of the promissory note adjusted to reflect the period of qualified military service.
(h)Default. A failure to make a scheduled payment, or the filing of an application for a benefit distribution (other than a hardship withdrawal pursuant to Section 10.02 or a distribution on or after a Participant reaches age 59½ pursuant to Section 10.01(a)) under the Plan, or any other default event set forth by the Plan Administrator in the promissory note for a Participant’s loan will constitute events of default. If a Participant defaults on a loan and such failure is not cured on or before the last day of the quarter next following the quarter in which the event of default occurs, the unpaid principal and accrued interest due under the loan will be declared immediately payable in full and may be charged back against the Participant’s Accounts as a distribution at the earliest time that the Participant is entitled to receive a distribution under the Plan.
(i)Loan Fees. A loan origination fee, in an amount determined by the Plan Administrator annually, may be charged to each Participant obtaining a loan and will be deducted from the loan proceeds. In addition, a loan maintenance fee, in an amount determined by the Plan Administrator, may be charged to each Participant and will be deducted from such Participant's Accounts for each Plan Year during which such loan is outstanding.
(j)No Credit Cards. Loans made available under the Plan shall not be disbursed in the form of a credit card or other similar arrangement.
11.06Rollover Loans.
The Plan Administrator may, in its sole discretion, accept a rollover loan if permitted under Paragraph F of the applicable Adoption Agreement. Such loans will be subject to such rules and regulations as the Plan Administrator in its discretion may establish; provided, that unless expressly provided otherwise in an applicable Adoption Agreement, (a) a rolled over loan will not be accepted unless the entire account from which the loan was taken is transferred to the Plan, (b) any rolled over loan will remain subject to the terms of the promissory note in effect at the time of the rollover, and (c) a rolled over loan will count toward the limits set forth in Section 11.05 on the number of loans that may be outstanding.

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Article 12.    DISTRIBUTION OF ACCOUNTS
12.01Distribution Events.
If a Participant ceases to be an Employee or becomes Disabled while employed, all of his or her Accounts to the extent then vested under Article 9 will become distributable unless the Plan Administrator determines in good faith that under applicable law distribution cannot be made without risking the continuing qualified status of the Plan.
12.02Forms of Distribution.
(a)When an Account becomes distributable to a Participant or Beneficiary, the Plan Administrator will direct the Trustee to distribute the Account in accordance with clause (1) or (2) below:
(1)If a Participant ceases to be an Employee on account of death, the vested portion of his or her Account will be distributed to his or her Beneficiary in the form of a lump sum.
(2)If a Participant ceases to be an Employee or becomes Disabled, the Participant may elect, in accordance with procedures established by the Plan Administrator regarding the election of distributions to receive all or a part of the vested portion of his or her Account in one of the following forms:
(A)one lump sum payment;
(B)partial withdrawals (effective as of August 29, 2018); or
(C)payments made over a certain period specified by the Participant in monthly, quarterly, or semiannual installments provided, however, that the period over which such payments are to be made may not exceed 15 years or, if shorter, the life expectancy of the Participant. In order to provide installment payments, the Plan Administrator will invest the remaining balance held in the Participant's Account in accordance with Sections 8.02 or 8.03 pursuant to the instructions of the Participant. An annual administrative fee will be deducted from the Participant’s Account for installment payments in an amount determined by the Trustee. Following the commencement of installment payments, a Participant may elect to change the frequency of installment payments and/or the term over which installment payments are to be made once per calendar year, subject to the terms of the Plan and such rules as the Plan Administrator may establish for this purpose. A Participant may elect at any time to receive all remaining installment payments, if any, in a single lump sum payment.
(b)Distributions will be in the form of cash, except that a Participant or Beneficiary whose benefit will be paid in the form of a lump sum may request that any portion

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of the Participant’s Account that is invested in the Company Stock Fund be distributed in shares of Company Stock, plus cash for any fractional shares.
12.03Timing of Distributions.
(a)Any distribution will be made as soon as administratively practicable after the Participant or Beneficiary, as the case may be, returns a completed benefit distribution form to the Plan Administrator. Subject to subsections (c) or (d), a Participant 's Account must be distributed no later than the 60th day after the close of the Plan Year in which the latest of the following events occurs:
(1)the Participant attains age 65;
(2)the tenth anniversary of the year in which the Participant began to participate in the Plan; or
(3)the termination of the Participant's employment with the Employer or an Affiliate; provided, however, that the Participant may elect to defer distribution of benefits under the Plan until any time before his or her Required Beginning Date as defined in subsection (d)(2)(A).
Until benefits are distributed, a Participant's Account will be held and invested in accordance with Sections 8.02 or 8.03 pursuant to the instructions of the Participant.
(b)If the Participant dies after distributions have commenced under Section 12.02(a)(2)(B), but before the total of a Participant’s Account has been distributed, the remainder of the Participant’s Account will be distributed at least as rapidly as the method of distribution in effect on the date of the Participant’s death.
(c)Notwithstanding anything to the contrary in subsection (a), if the value of a Participant's Account (calculated by excluding the portion of the Participant's Account attributable to his or her Rollover Contribution Account, and rollover contributions made to a plan that was merged with and into the Plan) is $7,000 or less and the Participant does not elect to have such distribution paid in an Eligible Retirement Plan in a direct rollover, the Plan Administrator will pay such benefit in a single lump sum as soon as practicable after the retirement, termination, Disability or death of the Participant, and any such distribution to the Participant or his or her Beneficiary, as the case may be, will be in complete discharge of the Plan's obligation with respect to such benefit.
In the event of a mandatory distribution greater than $1,000 to a Participant who has not attained age 65 or older, if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan in a direct rollover or to receive the distribution directly in accordance with Section 13.01, then the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator. For purposes of determining whether a mandatory distribution exceeds $1,000, a Participant’s Roth Contribution Account will be considered separately from the remainder of the Participant’s Account.

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(d)Delay of Distributions.
The following provisions will apply to limit a Participant's ability to delay the distribution of benefits.
(1)General Rules.
(A)The form and timing of all distributions under this subsection (d) will be in accordance with section 401(a)(9) of the Code, including the incidental death benefit requirements of section 401(a)(9)(G) of the Code, and Treas. Reg. §401(a)(9) that were published on April 17, 2002 or any subsequent guidance interpreting section 401(a)(9) or any amendments thereto. This subsection (d) shall be interpreted not to require distribution more quickly than is required by section 401(a)(9) of the Code.
(B)Notwithstanding anything to the contrary contained in this subsection (d), a Participant or Beneficiary who would have been required to receive a distribution in 2020 (or to be paid a required minimum distribution in 2021 for the 2020 calendar year for an individual with a required beginning date of April 1, 2021) pursuant to this subsection (d) but for the enactment of section 401(a)(9)(I) of the Code (“2020 RMDs”), and who would have satisfied the requirements of this subsection (d) by receiving distributions that are equal to the 2020 RMDs will not receive those distributions for 2020 on or after April 16, 2020 unless the Participant or Beneficiary elects to receive such distribution in the manner required by the Plan Administrator. If such a Participant or Beneficiary would have satisfied the requirements of this subsection (d) by receiving one or more payments (that include the 2020 RMDs) in a series of substantially equal periodic payments made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancies) of the Participant and the Participant’s designated Beneficiary, or for a period of at least 10 years (“Extended 2020 RMDs”), the Participant or Beneficiary will receive those distributions for 2020 unless the Participant or Beneficiary elects not to receive the distributions.
In addition, notwithstanding the foregoing provisions of this Section 12.03(d)(1)(B), and solely for purposes of applying the direct rollover provisions of the Plan, a direct rollover will be offered only for distributions that would be eligible rollover distributions without regard to section 401(a)(9)(I) of the Code. Any 2020 RMDs that, due to the enactment of Section 2203 of the CARES Act, are eligible rollover distributions under section 402(c)(4) of the Code may be recontributed to the Plan until August 31, 2020 (or, if later, within the 60-day period described in Section 4.05), in a transfer that satisfies the requirements of Section 4.05.

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(C)For purposes of this subsection (d):
(I)“designated Beneficiary” means a Beneficiary designated under the terms of the Plan who is an individual and otherwise meets the requirements of Treas. Reg. §1.401(a)(9)-4; and
(II)“Eligible Designated Beneficiary” means a designated Beneficiary of a Participant who is:
(i)the surviving Spouse of the Participant;
(ii)a child of the Participant who has not reached majority (within the meaning of section 401(a)(9)(F) of the Code);
(iii)disabled (within the meaning of section 72(m)(7) of the Code);
(iv)a chronically ill individual (within the meaning of section 7702B(c)(2) of the Code, except that the requirements of subparagraph (A)(i) thereof shall only be treated as met if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one that is reasonably expected to be lengthy in nature);
(v)an individual not described in (i) through (iv) above and who is not more than 10 years younger than the Participant.
The determination of whether a designated Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Participant.

If a Participant who died before January 1, 2020, had a designated Beneficiary and such designated Beneficiary dies on or after January 1, 2020, and before the Participant’s entire interest has been distributed, the provisions of (4)(A)(II)(ii) shall apply (subject to (2)(B)(IV)) and such designated Beneficiary shall be treated as an Eligible Designated Beneficiary for purposes of applying such section.

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(2)Time and Manner of Distribution.
(A)Required Beginning Date. Notwithstanding anything to the contrary in subsections (a), (b), or (c) of this Section 12.03, the entire vested interest of each Participant’s Account will be distributed or begin to be distributed to such Participant not later than the Required Beginning Date. The “Required Beginning Date” for a five percent owner (as defined in section 416(i) of the Code), is April 1 following the calendar year in which he or she attains the Minimum Age, regardless of whether he or she has terminated from employment with the Employer and its Affiliates. For all other Participants the “Required Beginning Date” is April 1 of the calendar year following the calendar year in which the Participant either attains the Minimum Age or terminates employment, whichever is later. No minimum distribution payments will be made to a Participant under the provisions of section 401(a)(9) of the Code while he or she remains an Employee if the Participant is not a five percent owner as defined above. Notwithstanding the foregoing, no minimum distribution payments shall be required during the Participant’s lifetime with respect to amounts attributable to Roth contributions.
(B)Death of Participant Before Distributions Begin. If the Participant dies before distributions begin (or if the Participant’s entire interest is attributable to Roth contributions), the Participant’s vested interest in his or her Account will be distributed, or begin to be distributed, no later than as follows:
(I)If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary then, except as provided in subsection (5), distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained the Minimum Age, if later.
(II)For deaths before January 1, 2020, if the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, distributions to the designated Beneficiary will begin by December 31 of the calendar year immediately following the year in which the Participant died. For deaths on or after January 1, 2020, if the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, (i) distributions to an Eligible Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, and (ii) for a designated Beneficiary that is not an Eligible Designated Beneficiary, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the tenth anniversary of the Participant’s death.

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(III)If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(IV)If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse are required to begin, this paragraph (B) other than clause (I) will apply as if the surviving Spouse were the Participant, subject to subsection (d)(4)(B)(III) below.
(V)The required start date that would otherwise have been December 31, 2020, with respect to a Participant who died in 2019 shall instead be December 31, 2021. Any distributions that would be required to be made no later than five years after the Participant’s death or December 31 of the calendar year containing the fifth anniversary of the Participant’s death shall instead be made no later than December 31 of the calendar year containing the sixth anniversary of such Participant’s death if the Participant died after the 2014 calendar year and before the 2020 calendar year.
(C)Form of Distribution. Unless the Participant’s interest is distributed in a single sum on or before the Required Beginning Date, distributions will be made in accordance with subsection (3) or (4). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions will be made in accordance with the requirements of section 401(a)(9) of the Code and the regulations thereunder.
(3)Required Minimum Distribution During Participant’s Lifetime.
(A)Amount of Required Minimum Distribution for Each Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each calendar year is the lesser of:
(I)the quotient obtained by dividing the Participant’s vested account balance by the distribution period in the Uniform Lifetime Table set forth in Treas. Reg. §1.401(a)(9)-(9), using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or
(II)if the Participant’s sole designated Beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s vested account balance by the distribution period in the Uniform Lifetime Table set forth in Treas. Reg. §1.401(a)(9)-(9), using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

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The amount of each installment will be based on the value of the Participant’s Account as of the Valuation Date most recently preceding the first day of the Plan Year with respect to which the installment is payable. The life expectancy of the Participant (or of the Participant and the designated Beneficiary) will be redetermined annually.

(B)Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this subsection beginning with the first calendar year immediately preceding the calendar year that contains the Participant’s Required Beginning Date and continuing up to and including the calendar year that includes the Participant’s date of death.
(C)Roth Amounts. Notwithstanding the foregoing, minimum distributions shall not be required during a Participant’s lifetime with respect to amounts attributable to Roth contributions.
(4)Required Minimum Distributions After Participant’s Death.
(A)Death On or After Date Distributions Begin.
(I)Participant Survived by Designated Beneficiary (Before 2020). If the Participant dies before January 1, 2020, and on or after the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as follows:
(i)The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year;
(ii)If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For distribution calendar years after the year of the surviving Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the

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Spouse’s death, reduced by one for each subsequent calendar year.
(iii)If the Participant’s surviving Spouse is not the Participant’s sole designated Beneficiary, the designated Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.
(II)Participant Survived by Designated Beneficiary (On or After January 1, 2020). If the Participant dies after December 31, 2019, and on or after the date distributions begin (provided all or a portion of the Participant’s entire interest is not attributable to Roth contributions) and
(i)there is an Eligible Designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as set forth in (A)(I). If the Eligible Designated Beneficiary dies before the Participant’s entire interest has been distributed, the remainder of the Participant’s interest shall be distributed within 10 years after the death of such Eligible Designated Beneficiary or such other period as may be specified in regulations implementing section 401(a)(9)(H) of the Code.
(ii)there is a designated Beneficiary that is not an Eligible Designated Beneficiary, the Participant’s entire interest shall be distributed no later than December 31 of the calendar year containing the tenth anniversary of the Participant’s death.
(III)No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(B)Death Before Date Distributions Begin.

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(I)Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin (or if the Participant’s entire interest is attributable to Roth contributions) and there is a designated Beneficiary, except as provided in subsection (5):
(i)For deaths before January 1, 2020, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by the dividing the Participant’s vested Account balance by the remaining life expectancy of the Participant’s designated Beneficiary, determined as provided in subsection (A)(I).
(ii)For deaths on or after January 1, 2020, except as provided in (iii) below, (1) if the Participant’s designated Beneficiary is an Eligible Designated Beneficiary, the minimum amount that will be distributed shall be determined in accordance with subsection (B)(I)(i); or (2) if the Participant’s designated Beneficiary is not an Eligible Designated Beneficiary, the Participant’s entire interest shall be distributed no later than December 31 of the calendar year containing the tenth anniversary of the Participant’s death. If the Eligible Designated Beneficiary dies before the Participant’s entire interest has been distributed, the remainder of the Participant’s interest shall be distributed within 10 years after the death of such Eligible Designated Beneficiary or such other period as may be specified in regulations implementing section 401(a)(9)(H) of the Code.
(iii)For deaths on or after January 1, 2020, if the Participant’s surviving Spouse is the sole Designated Beneficiary and the first year for which annual required minimum distributions to the surviving Spouse must be made is 2024 or later, the amount distributed to such surviving Spouse for each calendar year after the year of the Participant’s death shall be no less than the quotient obtained by dividing the Participant’s vested Account balance by the denominator determined using the Uniform Lifetime Table in Treas. Reg. §1.401(a)(9)-(c) for the surviving Spouse’s age as of the surviving Spouse’s birthday in the distribution calendar year, provided that if the spouse dies after the date distributions are required to begin under subsection (d)(2)(B)(I), (i) the

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denominator for purposes of determining distributions to the Spouse’s beneficiary shall be determined as follows: (A) the beneficiary’s life expectancy for each calendar year that starts before the Spouse’s death is determined using the Spouse’s age as of the Spouse’s birthday in the applicable year, and (B) the beneficiary’s life expectancy for calendar years starting after the Spouse’s death is determined using the Spouse’s age as of the Spouse’s birthday in the calendar year of the Spouse’s death from the Single Life Table in Treas. Reg. §1.401(a)(9)-(c), reduced by one for each calendar year that has elapsed after the calendar year of the Spouse’s death; and (ii) a final distribution of the Participant’s entire interest must be made by the end of the calendar year that includes the tenth anniversary of the Spouse’s death.
(II)No Designated Beneficiary. If the Participant dies before the date distributions begin (or if the Participant’s entire interest is attributable to Roth contributions) and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(III)Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin (or if the Participant’s entire interest is attributable to Roth contributions), the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under subsection (2)(B)(I), this subsection (B) will apply as if the surviving Spouse were the Participant, subject to subsection (d)(4)(B)(I)(iii) above.
(IV)A Minor Eligible Designated Beneficiary Reaching Majority Before Entire Interest Has Been Distributed. To the extent required by section 401(a)(9)(E) and (F) of the Code and any regulations thereunder, if the designated Beneficiary qualifies as an Eligible Designated Beneficiary only on the basis of being a child of the Participant who has not reached majority, such beneficiary shall cease to be an Eligible Designated Beneficiary as of the date the individual reaches majority, and any remainder of the portion of the Participant’s interest that is payable to such

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beneficiary shall be distributed within 10 years after such date.
(5)Election of Five-Year Rule. Participants or Beneficiaries may elect on an individual basis whether the five-year rule in subsections (2)(B)(III) and (4)(B)(II) applies to distributions after the death of a Participant who has a designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which the distribution would be required to begin under subsection (2)(B)(I) or, for deaths before January 1, 2020, and for Eligible Designated Beneficiaries (2)(B)(II), if no such election is made, or by September 30 of the calendar year which contains the fifth anniversary of the Participant’s (or, if applicable, surviving spouse’s) death.
12.04Beneficiaries.
(a)A Participant may designate as his or her Beneficiary any natural or legal person or entity to whom the Trustee will pay the Participant’s interest in the Plan in the event of his or her death. The Participant will make such designation in such form as the Plan Administrator will determine, and will file the designation with Plan Administrator. Such designation may include contingent Beneficiaries. The Participant may change the Beneficiaries so designated from time to time by filing a new designation with the Plan Administrator according to the rules adopted by it without the consent of or notice to any Beneficiary previously designated by him or her, subject to subsection (c). A designation may not be changed by will. The right of any Participant to designate or change the designation of a Beneficiary will continue after the termination of his or her employment until he or she has died or received payment of his or her full interest in the Plan. Any change in the designation of a Beneficiary will not be recognized if it is delivered to the Plan Administrator after the death of the Participant. Upon the death of a Beneficiary after the death of the Participant but before payment in full to such Beneficiary, the Trustee will pay such unpaid benefit to the estate of such deceased Beneficiary, unless there exists a surviving secondary Beneficiary designated by the Participant as eligible to receive any unpaid benefit upon the death of the deceased Beneficiary.
(b)If any Participant fails to designate a Beneficiary, or if the Beneficiary designated by a deceased Participant dies before the Participant, then the Trustee will pay the unpaid vested benefit of the deceased Participant to the first of the following classes of surviving beneficiaries in successive preference by class:
(1)the Participant’s surviving Spouse;
(2)the Participant’s children and issue of deceased children, in equal shares, per stirpes;
(3)the Participant’s parents in equal shares, or to the surviving parent; or
(4)the Participant’s estate.

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Any such designation made by the Plan Administrator in good faith as to the rights or identity of any Beneficiary will be conclusive on all persons. The Plan Administrator and its delegates, Trustee, and the Employer will not be liable to any person on account of any error in such designation. Any payment made in accordance with this Section 12.04 will fully acquit and discharge the Plan Administrator and its delegates, and the Employer from all future liability with respect to the benefit so distributed.
(c)Notwithstanding any contrary provisions of this Section 12.04, any benefit payable under the Plan with respect to a Participant who is married at the time of his or her death will be payable only to the Participant’s surviving Spouse, if any, unless such surviving Spouse has consented in writing witnessed by a Plan representative or a notary public, to another designated Beneficiary. The Plan Administrator will not recognize the Spouse’s consent unless it is filed with the Plan Administrator before the Participant’s death. In addition, the married Participant’s designation of a Beneficiary with the consent of the Participant’s Spouse must be made in accordance with subsection (a) and is subject to subsection (a) and this subsection (c). The specified Beneficiary will not be changed unless further consent by the Spouse is given, unless the Spouse expressly waives the right to consent to any future changes. Any spousal consent will be applicable only to the particular Spouse who provides such consent. This requirement for spousal consent may be waived by the Plan Administrator if it is established to its satisfaction that there is no Spouse, or that the Spouse cannot be located, or because of such other circumstances as may be established by applicable law. Moreover, spousal consent will not be required for a Participant’s designation of any person as a secondary Beneficiary who is eligible for benefits upon the death of the Participant’s Spouse.
(d)Notwithstanding anything in this Section to the contrary, if a Participant has designated their Spouse as a Beneficiary, a divorce decree that relates to such Spouse shall revoke the Participant’s designation of such Spouse as the Participant’s Beneficiary unless the divorce decree or a qualified domestic relations order (within the meaning of section 414(p) of the Code) provides otherwise or a subsequent Beneficiary designation is made designating the former Spouse as the Participant’s Beneficiary.
12.05Proof of Death and Right of Beneficiary or Other Person.
The Plan Administrator may require and rely on such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the Plan benefits of a deceased Participant as the Plan Administrator may deem proper, and its determination of death and the right of that Beneficiary or other person to receive payment will be conclusive.
12.06Distributions to Minors and Incompetents.
Any distribution of benefits under the Plan that is payable to a Beneficiary who is a minor will be paid to the legally appointed custodian of such Beneficiary. If any Participant or Beneficiary entitled to receive benefits under the Plan is, in the opinion of the Plan Administrator, unable to manage his or her affairs by reason of physical illness, infirmity or mental incompetency, the Plan Administrator may direct that benefits to which the

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Participant or Beneficiary is otherwise entitled be distributed for the benefit of such Participant or Beneficiary to the legal representative of such Participant or Beneficiary. Any payment made in accordance with this Section 12.05 will fully acquit and discharge the Plan, the Plan Administrator, and the Employer from all future liability with respect to the benefit so distributed.
12.07Missing Payees.
Subject to Section 12.03(c), if a portion of an Account remains to be distributed to a Participant or Beneficiary at a time when the Plan Administrator is unable, after taking reasonable action, to locate the Participant or Beneficiary, and the Participant or Beneficiary fails to contact the Plan Administrator within a period of time set forth in the Plan Administrator’s uncashed check policy after being notified of his or her right to receive such distribution by a letter sent to the address on file with the Plan Administrator, then such Account will be forfeited and applied as provided under Section 9.04(d), but if the Participant or Beneficiary later asserts a proper claim for such distribution, or if the person who would be entitled to receive such distribution upon the death of such Participant or Beneficiary establishes that such Participant or Beneficiary has died, then such account will be restored (without any earnings adjustment) out of forfeitures for the Plan Year, and the Employer Unit will contribute any additional amount necessary to restore such Account.
12.08Recovery of Overpayment.
The Plan has a right of reimbursement against any person who receives or holds a payment from the Plan in excess of the amount to which a Participant, Beneficiary, or alternate payee is entitled under the terms of the Plan. The Plan’s right to recover overpayments from any Participant, Beneficiary, or alternate payee exists regardless of the error, event or other circumstances giving rise to the overpayment and shall not be conditioned upon or mitigated by the behavior of any involved party. The Participant, Beneficiary, or alternate payee shall not be permitted to raise reliance, estoppel or other legal or equitable defenses in response to any action by the Plan to recover an overpayment. The Plan’s right to recovery is an equitable lien by agreement, and the Committee may recover the amount overpaid in any manner determined by the Committee to be in the best interests of the Plan, including, but not limited to, by legal action against the recipient and/or holder of the overpayment or by offset against other or future benefits payable to or with respect to the Participant, Beneficiary, or alternate payee under the Plan, regardless of whether the overpaid amounts remain in his possession. The provisions of this Section are intended to clarify existing rights of the Plan and apply to all past or future overpayments. Effective December 29, 2022, the overpayment recovery rules in this Section 21.07 shall be subject to section 206(h) of ERISA.

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Article 13.    DIRECT ROLLOVERS
13.01Direct Rollover.
Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this Article 13, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution paid in a Direct Rollover.
13.02Eligible Rollover Distribution.
An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee; except that such term will not include any distribution that is:
(a)one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, for a specified period of 10 years or more;
(b)any distribution to the extent such distribution is required under section 401(a)(9) of the Code;
(c)a hardship withdrawal made pursuant to Section 10.02; or
(d)excluded from the definition of “eligible rollover distribution” as that term is defined in section 402(c)(4) of the Code or the applicable regulations.
13.03Eligible Retirement Plan.
An Eligible Retirement Plan is:
(a)an individual retirement account described in section 408(a) of the Code;
(b)an individual retirement annuity described in section 408(b) of the Code (other than an endowment contract);
(c)a Roth individual retirement account described in section 408A(b) of the Code;
(d)an annuity plan described in section 403(a) of the Code;
(e)an annuity contract described in section 403(b) of the Code;
(f)a qualified trust described in section 401(a) of the Code; or
(g)an eligible plan under section 457 of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state that agrees to separately account for amounts transferred into such plan from the Plan, that accepts the Distributee’s eligible rollover distribution; provided however, that:

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(h)with respect to a distribution (or portion of a distribution) consisting of after-tax employee contributions, an eligible retirement plan will include only (1) an individual retirement account or annuity described in section 408(a) or (b) of the Code (not including an endowment contract) or (2) a qualified trust described in section 401(a) of the Code or an annuity contract described in section 403(b) of the Code that provides for separate accounting for the amounts transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion of such distribution that is not so includible;
(i)if the Distributee is a beneficiary who is not a surviving Spouse or a Spouse or former Spouse who is an Alternate Payee, an Eligible Retirement Plan will include only an individual retirement account or annuity described in section 408(a) or (b) of the Code (not including an endowment contract);
(j)with respect to a distribution (or portion of a distribution) consisting of amounts in a Roth Contribution Account, In-Plan Roth Conversion Account, or Roth Rollover Subaccount, an eligible retirement plan shall include only another Roth elective deferral account under an applicable retirement plan described in section 402A(e)(1) of the Code or a Roth IRA described in section 408A, and, in either case, only to the extent such rollover is permitted under sections 402(c) and 402A of the Code.
13.04Distributee.
A Distributee means (a) an Employee or former employee, (b) an Employee’s or former employee’s surviving Spouse, (c) an Employee’s or former employee’s Spouse or former Spouse who is an Alternate Payee, and (c) a Beneficiary.
13.05Direct Rollover.
A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.
13.06In-Plan Roth Conversion.
A Distributee other than a non-Spouse Beneficiary may elect, once each calendar quarter in the manner prescribed by the Plan Administrator, an In-Plan Roth Conversion. An In-Plan Roth Conversion can be made from the following Accounts in which the Participant is 100% vested: Pre-Tax Contribution Account, After-Tax Contribution Account, Pre-Tax Catch-Up Subaccount, Pre-Tax Rollover Subaccount, After-Tax Rollover Subaccount, Matching Contribution Account, Safe Harbor Matching Contribution Account, Retirement Contribution Account, Retirement Incentive Contribution Account, Discretionary Contribution Account, and Profit-Sharing Account. An In-Plan Roth Conversion Account will be subject to the same restrictions on withdrawals and distributions as apply to Roth Contributions; provided, however, that no amount in an In-Plan Roth Conversion Account will be available for a hardship withdrawal under Section 10.02, a loan under Article 11, a distribution on account of a deemed termination of employment under Section 20.07, or a qualified reservist distribution under Section 20.08, in each case, unless such amount is attributable to an In-Plan Roth Conversion of

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an amount that, before such In-Plan Roth Conversion, was available for such withdrawal, loan, or distribution. The taxable amount of the In-Plan Roth Conversion shall be includible in the Distributee’s income for the taxable year of the Distributee in which the conversion occurs in accordance with section 402A of the Code, unless otherwise required by the Code. An In-Plan Roth Conversion will be irrevocable and irreversible and cannot be undone or re-characterized in any manner. Spousal consent is not required in connection with any In-Plan Roth Conversion.

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Article 14.    ADMINISTRATION
14.01Committee - Authority.
The Committee (the "Committee") will be the Plan Administrator, unless the Board of Directors designates another person or entity to serve as Plan Administrator in addition to or in lieu of the Committee in accordance with Section 14.01. The Committee will have the authority to control and manage the operation and administration of the Plan (other than the authority to manage and control the assets of the Plan), except to the extent such powers have been allocated to the Trustee or a Plan Administrator, or allocated or delegated to any other person pursuant to the Plan or the Trust. The Committee and any other person designated pursuant to Section 14.04 will be "named fiduciaries" within the meaning of section 402 of ERISA.
14.02Membership and Procedures of Committee.
(a)Appointment. The Committee will consist of at least three (3) persons, all of whom will be appointed by the Chief Executive Officer of the Company (the “CEO”). If, at any time, there are fewer than three (3) members, the CEO will appoint one or more new members so that there are at least three (3) members. The appointment of a Committee member will become effective on the date that the CEO states.
(b)Death, Resignation, or Removal of Member. A Committee member will cease to be such upon his or her death, resignation, removal by the CEO or being declared legally incompetent. Any Committee member may resign by notice in writing mailed or delivered to the CEO and to the remaining member or members. Any one or all of the Committee members may be removed by the CEO.
(c)Action by Committee. Any and all acts may be taken and decisions may be made by a majority of the Committee members then acting. The Committee may make any decision or take any action at a meeting duly called and held, or by written documents signed by the minimum number of Committee members empowered to take action or make decisions at that time. The members may delegate to each or any of their number authority to perform ministerial acts or to sign documents on behalf of the Committee, and a document so signed will be conclusively presumed to be the action of the Committee.
(d)Committee Compensation. The Committee members will serve without compensation.
14.03Committee Powers.
The Committee will have the specific powers elsewhere granted to it and will have such other powers as may be necessary in order to enable it to discharge its responsibilities with respect to the Plan, including, but not by way of limitation, the sole discretionary authority to do the following:

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(a)To interpret and construe the Plan and to determine all questions arising under the Plan, other than those specifically reserved for determination by the Company or the Plan Administrator, and to correct any ambiguity or supply any omission or reconcile any inconsistency in the Plan in such manner and to such extent as they will deem expedient to effectuate the purposes and intent of the Plan;
(b)To determine all questions of eligibility and status and rights of Participants and others under the Plan, either directly or on appeal. The Committee will have the exclusive discretionary authority to determine eligibility for benefits under the Plan, to construe the terms of the Plan, to make factual determinations and to determine any question that may arise in connection with the operation or the administration of the Plan. The actions and the decisions of the Committee will be conclusive and binding upon the Employer and any and all Participants, Spouses, Beneficiaries, Alternate Payees and their respective heirs, distributees, executors, administrators, or assignees; subject, however, to the right of Participants, Spouses, Beneficiaries, Alternate Payees and their respective heirs, distributees, executors, administrators, or assignees to file a written claim under the claims procedure as set forth in Article 15;
(c)To authorize and make, or cause to be made, payment of all benefits and expenses that become payable under the Plan;
(d)To adopt and to amend from time to time such by-laws and rules and regulations as they will deem necessary for the administration of the Plan, which are not inconsistent with the terms and provisions of the Plan;
(e)To establish reasonable procedures to determine whether a domestic relations order is a Qualified Domestic Relations Order and for payments to be made pursuant to such Order in accordance with Section 17.03; and
(f)To collect any required contributions payable under the Plan that are not timely made.
14.04Designation of Additional Fiduciaries.
The Board of Directors may designate, in writing, one or more persons or entities to serve as a named fiduciary of the Plan, in addition to or in lieu of the Committee. Such designation will describe such person’s or entity’s fiduciary responsibilities.
14.05Allocation of Duties.
The Committee and the Plan Administrator may further allocate their fiduciary responsibilities with respect to the Plan among themselves pursuant to section 405(c)(1)(A) of ERISA, and may designate one or more other persons, firms or corporations to carry out such fiduciary responsibilities under the Plan pursuant to section 405(c)(1)(B) of ERISA. Any allocation or designation pursuant to this Section 14.05 will be in writing.

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14.06Employment of Agents.
The Committee or other appropriate fiduciary may enlist the services of such agents, representatives and advisers as they may deem advisable to assist them in the performance of their duties under the Plan, including, but not by way of limitation, custodial agents for the Trust Fund and attorneys and accountants.
14.07Expenses.
Reasonable expenses incident to the operation of the Plan, including fees for professional services and the costs of such other technical or clerical assistance as may be required, including reasonable fees and expenses of custodial agents, attorneys, accountants and other advisers, will be paid from the Trust Fund. The Company may, in its discretion, initially pay any expense that normally would be charged to the Trust Fund and later obtain reimbursement from the Trust Fund, including years after the costs were incurred. Reimbursement is available even where, at the time of the Company’s initial payment of the expense, it is not clear that the Company may lawfully seek reimbursement from the Trust Fund, but the Company’s legal right to reimbursement is later clarified.
14.08Liability for Contributions.
The Committee will not be responsible for the determination or collection of any contributions that may be or become payable under the Plan.
14.09Participation of Committee Members and Other Fiduciaries.
Nothing contained in the Plan will preclude a Committee member or other fiduciary from becoming a Participant in the Plan, if he or she be otherwise eligible, but he or she will not be entitled to vote or to act upon or to sign any document relating primarily to his or her own participation in the Plan.
14.10Books and Records.
The Committee and other appropriate fiduciary will maintain appropriate records of all actions taken. The Committee and the Plan Administrator will submit, make available or deliver on request to governmental agencies or instrumentalities, the Company and other Employer Units, Participants, Beneficiaries and other persons entitled thereto, such reports, documents or records as may be required by law, or as they may otherwise deem appropriate. The Company may, at any time, inspect the records of the Committee and the Plan Administrator.
14.11Indemnification.
To the extent permitted by law, the Company will indemnify and save each Committee member, each former Committee member, the Plan Administrator and each former Plan Administrator if, while serving as such, he or she is or was an Employee (each such person being an "Indemnitee"), and their respective heirs and legal representatives, harmless from and against any loss, cost or expense including reasonable attorney's fees (collectively, "liability") that any such person may incur individually, jointly, or jointly

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and severally, arising out of or in connection with the administration of the Plan, including, without limitation of the foregoing, any liability that may arise out of or in connection with the management and control of the Trust Fund, unless such liability is determined to be due to willful breach of the Indemnitee's responsibilities under the Plan, under ERISA, or other applicable law.

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Article 15.    CLAIMS PROCEDURE
15.01Claim.
Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (a “Claimant”), or requesting information under the Plan may present the request in writing to the Plan Administrator. The Plan Administrator will respond in writing within 90 days after receipt of the claim, provided that the Plan Administrator may extend this period for an additional 90 days by providing written notice of the extension to the Claimant within the original 90-day period. Such notice will indicate the circumstances requiring the extension and the date by which the Plan Administrator expects to make a determination of the claim.
15.02Denial of Claim.
If the claim or request is denied, the written notice of denial will state:
(a)the reasons for denial, with specific reference to the Plan provisions on which the denial is based;
(b)a description of any additional material or information required for the Claimant to perfect the claim and an explanation of why the material or information is necessary; and
(c)an explanation of the Plan’s claim review procedure, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA if the claim denial is denied (in whole or in part) on appeal.
(d)Whether a document, record or other information is relevant for purposes of this Section 15.02 will be determined by the Plan Administrator in its sole discretion in accordance with 29 C.F.R. § 2560.503-1(m)(8).
15.03Review of Claim.
Any Claimant whose claim or request is denied or who has not received a response within the time limits set forth above may request a review by notice given in writing to the Plan Administrator. Such request must be made within 60 days after receipt by the Claimant of the written notice of denial, or, in the event Claimant has not received a timely response, within 60 days after the date the Plan Administrator was required to respond to the claim under Section 15.01. The claim or request will be reviewed by the Plan Administrator that may, but will not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine documents determined by the Plan Administrator in its sole discretion to be relevant to the Claimant’s claim for benefits, and submit documents, records, and comments in writing.
15.04Final Decision.
The decision on review will normally be made within 60 days after the Plan Administrator’s receipt of Claimant’s claim or request; provided that, under special circumstances, including for a hearing, the Plan Administrator may extend this period for

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an additional 60 days by providing written notice of the extension to the Claimant within the original 60-day period. Such notice will indicate the circumstances requiring the extension and the date by which the Plan Administrator expects to make a determination on review. If the Plan Administrator extends the period for making a decision, the tolling rule set forth in 29 C.F.R. § 2560.503-1(i)(4) will apply to the extent applicable.
If the claim or request is denied on final review, the notice of denial will state the following:
(a)the reasons for denial, with specific reference to the Plan provisions on which the denial is based;
(b)a statement concerning the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim;
(c)a description of any voluntary appeals procedures offered by the Plan; and
(d)a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA.
Whether a document, record or other information is relevant for purposes of this Section 15.04 will be determined by the Plan Administrator in its sole discretion in accordance with 29 C.F.R. § 2560.503-1(m)(8).
15.05Litigation.
An “Applicable Claim” as described below in subsection (c) may not be filed in any court:
(a)until the Claimant has exhausted the claims procedures described in Sections 15.01 through 15.04; and
(b)unless such claim or action is filed in a court with jurisdiction over such claim or action no later than two years after:
(1)in the case of a claim or action to recover benefits allegedly due to the Claimant under the terms of the Plan or to clarify the Claimant’s rights to future benefits under the terms of the Plan, the earliest of (a) the date the first benefit payment was actually made, (b) the date the first benefit payment was allegedly due, or (c) the date the Plan first repudiated its alleged obligation to provide such benefits (regardless of whether such repudiation occurred during administrative review pursuant to Sections 15.01 through 15.04);
(2)in the case of a claim or action to enforce an alleged right under the Plan (other than a right to benefits, which are subject to subsection (b)(1)), the date the Plan first denied the claimant's request to exercise such right, regardless of whether such denial occurred during administrative review pursuant to Sections 15.01 through 15.04;

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(3)in the case of any other claim or action described in subsection (c)(4), the earliest date on which the claimant knew or should have known of the material facts on which such claim or action is based, regardless of whether the claimant was aware of the legal theory underlying the claim or action, provided that if a request for administrative review pursuant to Sections 15.01 through 15.04 is pending before the Plan Administrator when the two-year period described in this subsection (b) expires, the deadline for filing such claim or action in a court with proper jurisdiction will be extended to the date that is 60 calendar days after the final denial (including a deemed denial) of the claim on administrative review.

The period described by this subsection (b) is hereafter referred to as the “Applicable Limitations Period.” The Applicable Limitations Period replaces and supersedes any limitations period ending at a later time that otherwise might be deemed applicable under state or federal law in the absence of this Section 15.05. Except as provided in the following two sentences, a claim or action filed after the expiration of the Applicable Limitations Period will be deemed time-barred. The Plan Administrator will have discretion to extend the Applicable Limitations Period upon a showing of exceptional circumstances that, in the opinion of the Plan Administrator, provide good cause for an extension. The exercise of this discretion is committed solely to the Plan Administrator, and is not subject to review. Notwithstanding the foregoing, neither this subsection (b) nor the Applicable Limitations Period will apply to a claim governed by section 413 of ERISA.

(c)For purposes of this Section 15.05, an Applicable Claim is:
(1)a claim or action to recover benefits allegedly due under the provisions of the Plan or by reason of any law;
(2)a claim or action to clarify rights to future benefits under the terms of the Plan;
(3)a claim or action to enforce rights under the Plan; or
(4)any other claim or action that:
(A)relates to the Plan, and
(B)seeks a remedy, ruling, or judgment of any kind against the Plan, the Plan Administrator, or other fiduciary (within the meaning of section 3(21) of ERISA), or a party in interest (within the meaning of section 3(14) of ERISA) with respect to the Plan.
(d)In the event of any Applicable Claim brought by or on behalf of two or more Claimants, this Section 15.05, including the Applicable Limitations Period, will apply separately with respect to each Claimant.

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15.06Class Action Forum Selection.
(a)To the fullest extent permitted by law, any putative class action lawsuit brought in whole or in part under section 502 of ERISA (or any successor provision) and relating to the Plan, the administration of the Plan, management or investment or handling of Plan assets, the Trust, or the performance or nonperformance of Plan fiduciaries or administrators must be filed in one of the following jurisdictions:
(1)the jurisdiction in which the Plan is principally administered; or
(2)the jurisdiction in which the largest number of putative class members resides as determined by the Plan Administrator based on records maintained by the Plan Administrator (or if that jurisdiction cannot be determined, the jurisdiction in which the largest number of class members is reasonably believed to reside).
(b)If any putative class action within the scope of subsection (a) is filed in a jurisdiction other than one of those described in subsection (a), or if any non-class action filed in such a jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, any Plan affiliates, and all alleged Plan participants must take all steps necessary to have the action removed to, transferred to, or re-filed in a jurisdiction described in subsection (a). Such steps may include, but are not limited to:
(1)a joint motion to transfer the action; or
(2)a joint motion to dismiss the action without prejudice to its re-filing in a jurisdiction described in subsection (a), with any applicable time limits or statutes of limitations applied as if the suit or class action allegation had originally been filed or asserted in a jurisdiction in subsection (a) at the same time that it was filed or asserted in a jurisdiction not described therein.
(c)This forum selection provision is waived if no party invokes it within 120 days of filing a putative class action or the assertion of class action allegations.
(d)This Section 15.06 does not relieve the Plan or any putative class member of any obligation existing under the Plan or by law to exhaust administrative remedies before initiating litigation or to comply with the limitations of actions provision set forth in Section 15.05.

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Article 16.    MANAGEMENT OF FUNDS
16.01Trust Agreement.
A Trust Fund currently known as the AMETEK Retirement and Savings Trust (the “Trust” or the “Trust Fund”) has been established by the execution of trust agreements with one or more Trustees and is maintained for the purposes of the Plan. Each Employer Unit will make contributions under the Plan to the Trust for purposes of providing benefits under the Plan.
16.02Designation of Trustee.
There will be one or more trustees, either corporate or individual, in each case appointed and subject to removal by the Company. In case of death, incapacity, resignation or removal of any Trustee, a successor will be appointed by the Company.
16.03Exclusive Benefit Rule.
Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan will be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan before satisfaction of all liabilities with respect to them. No person will have any interest in or right to any part of the earnings of the funds of the Plan, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.
16.04Appointing Investment Managers.
The Plan Administrator may, from time to time, appoint one or more investment managers (within the meaning of section 3(38) of ERISA) to manage, invest and reinvest the Trust Fund, or such part or parts of the Trust Fund as is specified in such appointment. Any appointment made pursuant to this Section 16.04 may be revoked or modified by the Plan Administrator at any time and a new appointment made.
16.05No Guarantee.
The Employer, the Plan Administrator, and the Trustee do not guarantee the Participants or their Beneficiaries against loss or depreciation or fluctuation of the value of the assets of the Trust Fund.

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Article 17.    ASSIGNMENTS OR LIENS
17.01No Alienation.
Except as provided in Section 17.03 or permitted by section 401(a)(13)(C) of the Code, no right, benefit or interest of any Participant or Beneficiary under the Plan may be made subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt or arrangement on the part of any person so to do will be void.
17.02No Liability for Obligation.
Except as provided in Section 17.03 or permitted by section 401(a)(13)(C) of the Code, no right, benefit, or interest will in any way be subject to or liable for the debts, contracts, commitments, obligations, liabilities or torts of any Participant or Beneficiary under the Plan or subject to attachment, execution, garnishment, sequestration, seizure or legal, equitable, or other process for or against such person and any attempt or arrangement on the part of any person so to do will be void.
17.03Qualified Domestic Relations Orders.
Notwithstanding the provisions of Sections 17.01 or 17.02, the Plan Administrator will direct the Trustee to honor and comply with the provisions of a domestic relations order that the Plan Administrator determines to constitute a Qualified Domestic Relations Order, as defined in section 414(p) of the Code. Nothing contained in the Plan prevents the Trustee, in accordance with the direction of the Plan Administrator, from complying with the provisions of a Qualified Domestic Relations Order (as defined in section 414(p) of the Code). The Plan Administrator will establish procedures to determine the status of a judgment, decree or order as a Qualified Domestic Relations Order and to administer Plan distributions in accordance with Qualified Domestic Relations Orders. Notwithstanding anything to the contrary in Section 14.07, reasonable expenses incurred by the Plan Administrator to determine whether a domestic relations order is a Qualified Domestic Relations Order may be paid from the Accounts of the Participant to whom such Order relates. Any payment made by the Plan Administrator pursuant to a Qualified Domestic Relations Order will reduce, by a like amount, the amount otherwise payable under the Plan to the Participant to whom such Order relates or his or her Beneficiary, as the case may be.
17.04Distributions Under Qualified Domestic Relations Orders.
The Plan specifically permits distribution to an Alternate Payee under a Qualified Domestic Relations Order at any time, irrespective of whether the Participant has attained his or her earliest retirement age (as defined under section 414(p) of the Code) under the Plan. A distribution to an Alternate Payee before the Participant's attainment of earliest retirement age is available only if: (1) the Qualified Domestic Relations Order specifies distribution at that time or permits an agreement between the Plan and the Alternate Payee to authorize an earlier distribution; and (2) if the present value of the Alternate Payee's benefits under the Plan exceeds $7,000 and the Qualified Domestic Relations Order requires, the Alternate Payee consents to any distribution occurring

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before the Participant's attainment of earliest retirement age. Nothing in this Section 17.04 permits a Participant a right to receive distribution at a time otherwise not permitted under the Plan nor does it permit the Alternate Payee to receive a form of payment not permitted under the Plan.

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Article 18.    AMENDMENT, MERGER OR TERMINATION
18.01Amendment of Plan.
The Board of Directors, at a meeting or by unanimous written consent, may amend, terminate or suspend the Plan at any time or from time to time by an instrument in writing duly executed in the name of the Company and delivered to the Committee; provided, however, that:
(a)No amendment will provide for the use of the assets of the Plan or any part thereof other than for the exclusive benefit of Participants and Beneficiaries;
(b)The Committee may amend the Plan, without action or approval by the Board of Directors, to modify the maximum percentage of Compensation that may be deferred by Highly Compensated Employees;
(c)No amendment will deprive any Participant or Beneficiary of any of the benefits that are vested in him or her or to which he or she is entitled under the Plan by reason of the prior Years of Service, death, Disability or termination of employment of such Participant;
(d)If the Internal Revenue Service requires that one or more amendments be adopted to the Plan as a condition of receiving a favorable determination letter, and the representative of the Company with respect to the application for the determination letter agrees in writing to the adoption of such amendments, such amendments will, upon the issuance of the requested determination letter, be deemed to have been adopted, automatically and without further action by the representative, the Company, or the Board of Directors, effective as of the date or dates specified in such amendments; and
(e)The Plan may be amended at any time and from time to time in any respect so as to qualify the Plan pursuant to section 401(a) of the Code and to comply with the provisions of ERISA, regardless of whether any such amendment may change, alter or amend the relative benefits under the Plan of any Participant or Beneficiary.
18.02Termination of Plan.
The Company will have the right, in its sole discretion, at any time, to suspend or discontinue its contributions under the Plan, and to terminate at any time, in whole or in part, the Plan and the Trust. To the extent practicable, a termination will be effected by resolution of the Board of Directors and written notice thereof will be given by an instrument in writing executed by the Company and filed with the Trustee and Committee. The Plan will also be considered terminated as of the date that the Company is dissolved or liquidated or disposes of substantially all of its assets without providing for any successor person, firm or corporation to continue the Plan.
Whether a partial termination has occurred depends on all the relevant facts and circumstances.

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18.03Vesting and Distribution of Assets on Plan Termination or Complete Discontinuance of Contributions.
(a)Vesting.
Upon complete or partial termination of the Plan, or complete discontinuance of contributions to the Plan, a Participant who is affected by the complete or partial termination or discontinuance will be vested in the balance of his or her Accounts, determined as of the date of complete or partial termination or the discontinuance.
(b)Distribution.
Upon complete or partial termination of the Plan, or complete discontinuance of contributions to the Plan, the value of each affected Participant’s account will be distributed in accordance with this subsection (b) to the extent consistent with applicable law. Except as otherwise provided by ERISA, there will first be set aside amounts due to Participants who have terminated employment and who were not previously paid pursuant to the provisions of Article 12, and the amount to which any such Participant is entitled will be paid to him or her or his or her duly designated Beneficiary, as the case may be. The proportionate interest of each other Participant in the remaining assets of the Trust Fund will then be determined in accordance with Article 7 except that the value of such proportionate interest will be determined as of the date of termination of the Plan. There will be paid to each Participant or his or her duly designated Beneficiary, as the case may be, the benefit thus determined pursuant to this Section 18.03, plus his or her proportionate share of any earnings thereon, or less his or her proportionate share of any losses thereon, if applicable. Provision for the payment of benefits pursuant to this Section 18.03 may be made at the direction of the Company, by continuing the Trust Fund in existence and making provision therefrom for benefit distributions in accordance with the terms of the Plan, by immediate and full distribution from the Trust Fund of Participants' Accounts, or by any combination thereof. Notwithstanding the foregoing provisions of this Section 18.03, following the termination of the Plan, a distribution of a Participant's Pre-Tax Contribution Account, Roth Contribution Account, or Catch-Up Contribution Account will not occur if the Employer establishes or maintains a successor plan (as defined under section 401(k) of the Code and the corresponding Treasury regulations).
18.04Merger or Consolidation.
Pursuant to action of the Board of Directors:
(a)the Plan may be merged or consolidated with, or a portion of its assets and liabilities may be transferred to, another plan meeting the requirements of section 401(a) of the Code or any successor provision of law; or
(b)a portion of the assets and liabilities of another such plan may be transferred to the Plan, provided such merger, consolidation or transfer is accompanied by a transfer of such existing records and information as may be necessary to properly allocate such assets among Participants and to provide any tax or other necessary information to the persons

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administering the Plan or receiving the assets, and further provided that each Participant or Beneficiary will be entitled to receive a benefit immediately after such merger, consolidation or transfer (if the Plan or such other plan were then terminated) that is at least equal to the benefit the Participant or Beneficiary would have been entitled to receive immediately before such merger, consolidation or transfer (if the Plan or such other plan had been terminated).

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Article 19.    TOP-HEAVY PROVISIONS
19.01Priority Over Other Plan Provisions.
For any Plan Year for which the Plan is a Top-Heavy Plan, as defined below, the provisions of this Article 19 will apply and control over any contrary provisions of the Plan.
19.02Definitions Used in this Article.
For purposes of this Article 19, the following definitions will apply unless the context clearly indicates otherwise:
(a)Determination Date. “Determination Date” means the last day of the preceding Plan Year.
(b)Employer. “Employer” means any Employer and any Affiliate, each as defined in Article 2.
(c)Employer Plan. Employer Plan means a stock bonus, pension, or profit-sharing plan intended to qualify under section 401(a) of the Code, whether or not terminated, of the Employer.
(d)Five Percent Owner. Five Percent Owner means:
(1)if the Employer is a corporation, any person who owns (or is considered as owning within the meaning of section 318) more than five percent of the outstanding stock of the corporation or stock possessing more than five percent of the total combined voting power of all stock of the corporation; or
(2)if the employer is not a corporation, any person who owns more than five percent of the capital or profits interest in the Employer.
For purposes of this subsection (d), no Employer will not be treated as a single employer, and a person's ownership interest in each Employer will not be aggregated.

(e)Key Employee. “Key Employee” means any employee who at any time during the Plan Year ending with the Determination Date is:
(1)an Officer whose Total Compensation exceeds the dollar amount under section 416(i)(1)(A)(i) of the Code;
(2)a Five Percent Owner;
(3)a One Percent Owner whose Total Compensation exceeds $150,000; or
(4)the Beneficiary of any individual described in the foregoing clauses of this subsection (e).

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(f)Non-Key Employee. “Non-Key Employee” means, for any Plan Year, an individual who was employed as an Employee at any time during the Plan Year and who is not a Key Employee. A “Non-Key Employee” also includes and Employee who is a former Key Employee.
(g)Officer. “Officer” means an individual who is an “officer” within the meaning of section 416(i)(1) of the Code and any regulations prescribed thereunder. No more than 50 employees of the Employer (or, if lesser, the greater of 3 or 10 percent of the employees) will be treated as officers in any given Plan Year. If the number of employees who could be treated as Officers exceeds the limits set forth in this subsection (g), then the employees having the highest annual Total Compensation among all potential Officers, during the Plan Year ending with the Determination Date and the four preceding Plan Years, will be considered Officers.
(h)One Percent Owner. “One Percent Owner” has the same meaning as Five Percent Owner except that One Percent is substituted for Five Percent wherever that term appears in subsection (c).
(i)Permissive Aggregation Group. “Permissive Aggregation Group” means a group of Employer Plans comprising each Employer Plan that is included in the Required Aggregation Group and each other Employer Plan selected by the Company for inclusion in the Permissive Aggregation group that would not, by its inclusion, prevent the group of Employer Plans included in the Permissive Aggregation Group from continuing to meet the nondiscrimination requirements of section 401(a)(4) of the Code and the participation requirements of section 410 of the Code.
(j)Required Aggregation Group. “Required Aggregation Group” means one or more Employer Pans including each Employer Plan in which a Key Employee is a participant and each other Employer Plan that enables any Employer Plan in which a Key Employee participants to meet the nondiscrimination requirements of section 401(a)(4) of the Code or the participation requirements of section 410 of the Code.
(k)Top-Heavy Plan. The Plan will be considered a “Top-Heavy Plan” for any Plan Year, if, as of the Determination Date:
(1)the Plan is not part of a Permissive Aggregation Group or a Required Aggregation Group and the aggregate present value of the Accounts of Participants who are Key Employees exceeds 60% of the aggregate present value of the Accounts under the Plan for all Participants; or
(2)the Plan is part of a Required Aggregation Group and the sum of the present values of accrued benefits for Key Employees under all Employer Plans included in such Required Aggregation Group exceeds 60% of the sum of the present value of accrued benefits of all participants of all plans within the Required Aggregation Group.

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The Plan will not be considered a Top-Heavy Plan for any Plan Year in which the Plan is part of a Required Aggregation Group or Permissive Aggregation Group that is not top-heavy.

The present value of accounts and of accrued benefits will be calculated in accordance with section 416(g) of the Code and will include (A) the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan during the applicable period ending on the Determination Date; (B) any distributions made with respect to the employee during the applicable period ending on the Determination Date under a terminated plan that, had it not been terminated, would have been aggregated with the Plan in a Required Aggregation Group. For purposes of (A) and (B), the “applicable period” will mean the one-year period ending on the Determination Date unless the distribution is an in-service distribution or otherwise made for reasons other than severance from employment, death, or disability.

The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the determination date will not be taken into account for purposes of this subsection (k).

(l)Total Compensation. “Total Compensation” means “compensation” as defined in Section 6.02(c)(2).
19.03Minimum Allocation.
For each Plan Year during which the Plan is a Top Heavy Plan, for each Non-Key Employee who has satisfied the eligibility requirements of Section 3.01 and who has not separated from service as of the last day of the Plan Year (regardless of such Non-Key Employee’s level of compensation and regardless of whether such Non-Key Employee has completed less than 1,000 Hours of Service or the equivalent);
(a)the Employer contributions the Employer otherwise would have made under the Plan for such Plan Year (determined without regard to compensation in excess of Total Compensation), or, if greater;
(b)contributions for such Plan Year that, when added to the contributions made by the Employer for such Non-Key Employee (and any forfeitures allocated to the accounts of such Non-Key Employee) for such Plan Year under all other defined contribution plans of the Employer;
will equal not less than the lesser of:
(c)three percent (3%) of Total Compensation; or
(d)the highest percentage of Total Compensation at which Employer contributions plus forfeitures are allocated (or required to be allocated) for the Plan Year to the accounts of any Key Employee; provided that the provisions of this paragraph (d) will not apply if the Plan is in the Required Aggregation Group and enables a defined benefit plan in the Required Aggregation Group to meet the requirements

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of section 401(a)(4) or section 410 of the Code. For purposes of this paragraph (d), all defined contribution plans in the Required Aggregation Group will be treated as one plan.
For purposes of this Section 19.03,
(1)the minimum contribution allocated to Non-Key Employees for the Plan Year will be determined without regard to elective deferrals;
(2)the highest percentage of Total Compensation contributed by the Employer on behalf of any Key Employee under paragraph (d) for the Plan Year will be determined by including elective deferrals; and
(3)employer matching contributions will be taken into account.
Notwithstanding anything to the contrary in this Section 19.03, a minimum allocation will not be made on behalf of a Non-Key Employee under the Plan in the event the Participant is covered by another plan of an Employer and the minimum allocation or benefit requirement as set forth in section 416 of the Code and regulations thereunder is satisfied by such other plan of the Company.
19.04Coordination with Defined Benefit Plan.
If a Non-Key Employee who is entitled to receive a contribution under Section 19.03 is also entitled to receive a minimum benefit pursuant to section 416 of the Code under a defined benefit pension plan maintained by an Employer, and the Non-Key Employee does not accrue a benefit under such defined benefit pension plan that, together with the Non-Key Employee's minimum contribution provided under Section 19.03 hereof, satisfies the requirements of section 416 of the Code, the amount of Matching Contributions allocated to the Matching Contribution Account and Safe Harbor Matching Contribution Account of such Non-Key Employee will equal the lesser of:
(a)5 percent (5%) of the Non-Key Employee's Total Compensation for the Plan Year; or
(b)the percentage necessary in order that the Non-Key Employee receive the minimum combined benefits under the Plan and such defined benefit pension plan to which he or she is entitled under section 416 of the Code.
19.05Top-Heavy Vesting Requirement.
The Plan’s regular vesting provisions set forth in Section 9.02 provide for full vesting after three Years of Service and therefore satisfy the vesting requirements applicable to Top-Heavy Plans under section 416 of the Code.

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Article 20. SPECIAL RULES FOR MILITARY SERVICE
20.01In General.
Notwithstanding any other provision of the Plan, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code (excluding section 414(u)(9) of the Code). The Plan Administrator may reasonably request that an Employee demonstrate that he or she has engaged in qualified military service within the meaning of section 414(u) of the Code.
20.02Reemployment Following a Period of Qualified Military Service.
(a)Reemployment Following a Period of Qualified Military Service. Notwithstanding any provision of the Plan to the contrary all contributions with respect to periods of qualified military service will be provided in a manner consistent section 414(u) of the Code (excluding section 414(u)(9)) if a Participant is treated as reemployed by the Employer under chapter 43 of title 38, United States Code, following a period of qualified military service, as follows:
(1)Pre-Tax, Roth, and Catch-up Contributions. A Participant who is treated as reemployed under chapter 43 of title 38, United States Code, following a period of qualified military service will be permitted to contribute additional Pre-Tax, Roth, After-Tax, and Catch-up Contributions under the Plan in an amount up to the maximum amount of Pre-Tax, Roth, After-Tax, and Catch-up Contributions that the Participant would have been permitted to make under the Plan during the period of qualified military service if the Participant had continued to be employed during such period and received Compensation equal to the Compensation the Participant would have received during such period if the Participant were not in qualified military service, or if such rate is not reasonably certain, the Participant’s average rate of Compensation during the 12-month period immediately preceding the qualified military service (or, if shorter, the period of the Participant’s employment as an Employee immediately preceding such period. The maximum amount of Pre-Tax, Roth, After-Tax, and Catch-Up Contributions so determined will be reduced by the amount of any Pre-Tax, Roth, After-Tax, or Catch-Up Contributions actually made by the Participant during his or her period of absence due to qualified military service. The additional Pre-Tax, Roth, After-Tax, or Catch-Up Contributions must be made within five (5) years (or, if less, three (3) times the length of the Participant’s most recent period of qualified military service) after his or her reemployment and while the Participant is an Employee.
(2)Matching Contributions and Retirement Incentive Contributions. The applicable Employer Unit will contribute Matching Contributions and any Retirement Incentive Contributions that would have been attributable to Pre-Tax Contributions or Roth Contributions made pursuant to paragraph (1) if the Participant had elected to make such contributions during the period of qualified military service.

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(3)Nonelective, Retirement, and Profit-Sharing Contributions. The applicable Employer Unit will contribute to the Plan, on behalf of each Participant who is treated as reemployed under chapter 43 of title 38, United States Code, following a period of qualified military service, an amount equal to the Nonelective Contributions, Retirement Contributions, or Profit-Sharing Contributions, if any, that would have been required under Article 5 had such Participant continued to be employed and received Compensation during the period of qualified military service.
(b)Contributions made pursuant to subsection (a):
(1)will not be taken into account for purposes of the limit described in Section 6.01(a) and the otherwise applicable limitations under Section 6.02 for the taxable year or limitation year in which the contributions are made; rather such contributions will be taken into account for purposes of such limitations for the year to which the contributions relate; and
(2)will not be taken into account for purposes of the limitations described in Section 6.03 for any year.
20.03Service Credit.
If Section 20.02(a) applies to a Participant, the Participant’s period of absence due to qualified military service will be included in the determination of his or her Hours of Service and the Participant will not incur a Separation of Service Date by reason of his or her qualified military service.
20.04Loan Repayments.
As provided in Section 11.05(g)(3), loan repayments will be suspended under the Plan as permitted under section 414(u)(4) of the Code.
20.05Survivor Benefits.
In accordance with section 401(a)(37) of the Code, the survivors of a Participant who dies while performing qualified military service (within the meaning of section 414(u) of the Code) will be eligible for any additional benefits (other than additional benefit accruals related to the period of qualified military service) that would have been provided under the Plan if the Participant had resumed employment and immediately thereafter terminated employment due to death.
20.06Treatment of Differential Wage Payments.
To the extent required by section 414(u)(12) of the Code and guidance issued thereunder, an individual receiving differential wage payments (within the meaning of section 3401(h)(2) of the Code) from the Employer will be treated as an employee and the differential wage payments will be treated as compensation.

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20.07Termination of Employment.
For purposes of Article 12, a termination of employment will be deemed to occur to the extent permitted by section 414(u)(12)(B) of the Code (concerning individuals performing service in the uniformed services described in section 3401(h)(2)(A) of the Code), provided that if a Participant elects a distribution of all or part of his or her Pre-Tax Contribution Account, Roth Contribution Account, After-Tax Contribution Account, or Catch-Up Contribution Account pursuant to section 414(u)(12)(B) of the Code, the Participant will be prohibited from making Pre-Tax Contributions, Roth Contributions, After-Tax Contributions, or Catch-Up Contributions under the Plan during the six-month period beginning on the date of the distribution to the extent required by section 414(u)(12)(B)(ii) of the Code.
20.08Qualified Reservist Distribution.
A Participant may withdraw all or part of his or her Pre-Tax Contribution Account, Pre-Tax Catch-Up Subaccount, Roth Contribution Account, and Roth Catch-Up Subaccount in accordance with section 72(t)(2)(G) of the Code if the Participant was (by reason of being a member of a reserve component (as defined in section 101 of title 37, United States Code)) ordered or called to active duty after September 11, 2001, for a period in excess of 179 days or for an indefinite period, and the withdrawal is made during the period beginning on the date of such order or call and ending at the close of the active duty period.

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Article 21.    MISCELLANEOUS
21.01Not a Contract of Employment.
The Plan will not constitute a contract of employment between Company and the Participant. Nothing in the Plan will give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.
21.02Electronic Transmission of Notices and Elections.
Any notice required to be distributed to or any elections or directions permitted under Article 4 or Article 8 by Participants, Beneficiaries and Alternate Payees pursuant to the terms of the Plan may, at the direction of the Plan Administrator, be transmitted electronically or telephonically to the extent permitted by, and in accordance with any procedures set forth in, applicable law and regulations.
21.03Data and Consents.
The Company, the Employers, the Committee, the Trustee, and all other fiduciaries with respect to the Plan, and all other persons or entities associated with the operation of the Plan, the management of its assets, and the provision of benefits hereunder, may reasonably rely on the truth, accuracy and completeness of all data provided by any Participant, Beneficiary, or alternate payee, including without limitation, data with respect to age, health and marital status. Furthermore, the Company, the Employers, the Committee, and all other fiduciaries with respect to the Plan, and all other persons or entities associated with the operation of the Plan, the management of its assets, and the provision of benefits hereunder, may reasonably rely on all consents, elections and designations filed with the Plan or those associated with the operation of the Plan and its corresponding custodial accounts by any Participant, any Beneficiary of any Participant, any alternate payee, or the representatives of such persons without duty to inquire into the genuineness of any such consent, election or designation. None of the aforementioned persons or entities associated with the operation of the Plan, its assets and the benefits provided under the Plan shall have the duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of the Participants, Beneficiaries and alternate payees to advise the appropriate parties of any change in such data.
21.04Participant Obligation and Duty to Notify Plan Fiduciaries of Errors or Omissions.
In order for a Plan fiduciary (as determined under ERISA) to correct or otherwise rectify any errors or omissions with regard to a Participant’s Account under the Plan, each Participant has an affirmative obligation to monitor his Account to ensure that all directions, instructions and elections made by the Participant with respect to his Account are properly effected. Consistent with such obligation, each Participant is required to promptly review all statements, confirmations and other notices and disclosures with respect to his Account, as well as all payroll confirmations, notices and disclosures pertaining to such Participant’s contributions and contribution elections with respect to the Plan.

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21.05Duties and Responsibilities of Participants, Beneficiaries, and Alternate Payees.
It shall be the duty of each Participant, Beneficiary and alternate payee to:
(a)promptly provide such information as may reasonably be required by the Plan fiduciaries and funding agents upon establishment of their respective interests in the Plan and at all times thereafter;
(b)make such elections as may be required under the Plan;
(c)notify the Committee of all changes in address and marital status, and of all other changes that might affect the rights of such person under the Plan;
(d)(i) monitor their Account under the Plan to ensure that all directions, instructions and elections made by the Participant, Beneficiary or alternate payee are property effected and (ii) review all statements, confirmations and other notices and disclosures with respect to their Account, as well as payroll confirmations, notices and disclosures pertaining to such Participant's, Beneficiary’s or alternate payee’s contribution elections with respect to the Plan;
(e)periodically verify and update as appropriate all designations of prospective Beneficiaries (to the extent that such person has the privilege of designating prospective Beneficiaries);
(f)give the Committee sufficient advance notice with respect to benefit commencement;
(g)notify the Committee that a person previously identified as a missing Spouse has been located if that person was the subject of a “missing Spouse” representation currently serving as the basis for validating a designation of a non-Spousal prospective Beneficiary or any other action comprising protected Spousal rights; and
(h)if required by Section 12.08, return to the Plan any amounts paid in error.
21.06Slayers.
Notwithstanding any other provision of the Plan or any election or designation made under the Plan, any individual who feloniously and intentionally kills a Participant or Beneficiary (a “Slayer”) shall be deemed for all purposes of the Plan and all elections and designations made under the Plan to have died before such Participant or Beneficiary. A final judgment of conviction of felonious and intentional killing, conspiracy to feloniously and intentionally kill, or procurement of a felonious and intentional killing is conclusive for the purposes of this section. In the absence of a conviction, the Committee (or its delegate) shall determine whether an individual is a Slayer and the killing disqualifies the individual from receiving benefits as described in this section. Once a determination is made by the Committee (or its delegate), a letter will be sent to the Slayer informing them of the determination and affording the Slayer 90 days to submit a claim for benefits pursuant to Article 15. If the Slayer does not make a claim within the 90-day period, any future claims by the Slayer shall be time-barred. If the

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Slayer’s claim is denied, the Slayer may file a written request for review in accordance with Section 15.03. If the Slayer does not submit a written request for review within the period required by Section 15.03, any request for review will be time-barred.
21.07Simultaneous Death of Participant and Beneficiary.
If the Participant’s Beneficiary dies within 120 hours of the Participant, the Beneficiary shall not be entitled to the Participant’s Accounts. To be entitled to receive any undistributed amounts credited to the Participant’s Accounts at the Participant’s death, any person or persons designated as a Beneficiary must be alive, and any entity designated as a Beneficiary must be in existence at the time of the Participant’s death. In the event that the order of the deaths of the Participant and any primary Beneficiary cannot be determined or have occurred within 120 hours of each other, then the Participant shall be deemed to have survived.
21.08Facility of Payment.
The Committee shall have no duty to inquire into the legal capacity or competency of any payee under the Plan. Any payment made to facilitate payment of benefits under the Plan shall operate as a full and complete discharge of all liability of the Plan, the Committee, and the Employer with respect to such payment amount. The Committee may require submission of documentation by the representative, and may require the Participant, Beneficiary, guardian, or legal representative, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Committee. Notwithstanding the foregoing, no provision in the Plan shall be interpreted or applied to prevent the Committee from withholding or delaying any payment hereunder to the extent that the Committee determines, in its sole discretion, that the withholding or delay is appropriate to resolve issues regarding the entitlement of any payee or issues regarding potential claims that may be made against the Plan.
21.09Governing Law.
The Plan will be construed and enforced in accordance with applicable federal law and, to the extent not preempted by federal law, the laws of the Commonwealth of Pennsylvania (without regard to the legislative or judicial conflict of laws rules of any state or other jurisdiction).
21.10Severability.
If any provision of the Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.
21.11Headings.
Headings are inserted in the Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.
*    *    *

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IN WITNESS WHEREOF, and as evidence of the adoption of this amended and restated Plan by the Company, AMETEK, Inc. has executed the same this 29th day of December, 2025.

AMETEK, Inc.

BY:	/s/ RONALD J. OSCHER
Ronald J. Oscher
Chief Administrative Officer

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